Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 22, 2024, is entered into by and among DT Cloud Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), Maius Pharmaceutical Co., Ltd., a Cayman Islands exempted company (the “Company”), Maius Pharmaceutical Group Co., Ltd., a Cayman Islands exempted company (“Pubco”), Chelsea Merger Sub 1 Limited, a Cayman Islands exempted company (“Merger Sub 1”), Chelsea Merger Sub 2 Limited, a Cayman Islands exempted company (“Merger Sub 2”) and XXW Investment Limited, a BVI business company, as the Company Shareholders’ Representative (the “Shareholders’ Representative”).

W I T N E S E T H:

WHEREAS, the Company is in the business of biopharmaceutical technology research and development (the “Business”);

WHEREAS, SPAC is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, the Shareholders’ Representative has incorporated Pubco, a Cayman Islands exempted company and wholly-owned subsidiary of the Shareholders’ Representative in accordance with the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”) in connection with the Closing for the purpose of serving as the public listed company whose shares shall be traded on Nasdaq;

WHEREAS, Pubco has incorporated Merger Sub 1, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco for the sole purpose of merging with and into SPAC (the “SPAC Merger”) with SPAC being the surviving entity in the SPAC Merger and becoming a wholly-owned subsidiary of Pubco (the “SPAC Merger Surviving Corporation”);

WHEREAS, Pubco has incorporated Merger Sub 2, a Cayman Islands exempted company and wholly-owned subsidiary of Pubco for the sole purpose of merging with and into the Company (the “Acquisition Merger”) with the Company being the surviving entity in the Acquisition Merger and becoming a wholly-owned subsidiary of Pubco (the “Surviving Corporation”);

WHEREAS, concurrently with the Closing, the Shareholders’ Representative in its capacity as sole shareholder of Pubco shall adopt the amended and restated memorandum and articles of association of Pubco in the form to be agreed between the Company and SPAC (the “Pubco A&R Articles”) and the Pubco A&R Articles shall be the memorandum and articles of association of Pubco until thereafter amended in accordance with the terms thereof and the Cayman Companies Act;

WHEREAS, for U.S. federal income Tax purposes, the parties hereto intend that the SPAC Merger and the Acquisition Merger will qualify as a single integrated transaction that qualifies for nonrecognition treatment under Section 351 of the Code. The Boards of Directors of the SPAC, the Company, Pubco, Merger Sub 1, Merger Sub 2 and the Shareholders’ Representative have approved this Agreement and the Ancillary Agreements and the transactions contemplated hereunder and thereunder, including the Mergers;

WHEREAS, the Board of Directors of the Company has determined that this Agreement, the Acquisition Merger, the SPAC Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the Company Shareholders;

WHEREAS, the Board of Directors of SPAC has determined that this Agreement, the SPAC Merger, the Acquisition Merger and the other transactions contemplated by this Agreement are in the best interests of SPAC and its shareholders;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Key Company Shareholders, as shareholders holding Company Shares sufficient to constitute the Required Company Shareholder Approval (either as the holder of record or the beneficial owner within the meaning of Rule 13d-3 under the Exchange Act) have each entered into (a) a lock-up agreement with Pubco, the Company and SPAC, the form of which is attached as Exhibit A hereto (each, a “Key Company Shareholder Lock-Up Agreement”), which will become effective as of the Closing, subject to the written waiver by SPAC; and (b) a support agreement with the Company and SPAC, the form of which is attached as Exhibit B hereto (the “Key Company Shareholder Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company a support and lock-up agreement, the form of which is attached as Exhibit C hereto (the “Sponsor Support and Lock-up Agreement”), pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement, the Ancillary Agreements and the transactions contemplated hereunder, and become subject to certain lock-up provisions;

WHEREAS, in connection with the consummation of the Mergers, the Company, the Sponsor and Pubco will on or prior to the Closing enter into an amendment to the Registration Rights Agreement of the SPAC dated February 20, 2024, in form and substance to be mutually agreed upon by SPAC and the Company (the “Registration Rights Agreement Amendment”), which will become effective as of the Effective Time; and

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings set forth or as referenced below:

“Acquisition Merger” has the meaning set forth in the Recitals.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than SPAC or its Affiliates) concerning the acquisition of the Company or any of its commonly Controlled Affiliates, any merger or consolidation with or involving the Company or any of its commonly Controlled Affiliates, any acquisition or license of any material assets of the Company or any of its commonly Controlled Affiliates used in, held for use in, necessary for or related to the business of the Company, any “acquihire” or similar transaction involving the transfer of employment of employees of the Company or any of its commonly Controlled Affiliates, or any issuance, acquisition or transfer of any of the share capital of the Company or any of its commonly Controlled Affiliates or any rights convertible into or exchangeable for share capital of the Company or any of its commonly Controlled Affiliates.

“Action” means any action, charge, suit, arbitration, hearing, mediation, audit, inquiry, investigation or other proceeding, whether civil or criminal, at law or in equity, before or by any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the First Plan of Merger, the Second Plan of Merger, the Key Company Shareholder Lock-Up Agreements, the Key Company Shareholder Support Agreements, the Company Lock-up Agreement, the Sponsor Support and Lock-up Agreement, the Registration Rights Agreement Amendment, the Employment Agreements, and all other agreements, certificates and instruments executed and delivered in connection with the transactions contemplated hereby, including the Letters of Transmittal.

“Anti-Money Laundering Laws” means any anti-money laundering and/or counter-terrorism legislation, rules, regulations or policies with the force of law, that are applicable to the Company in any jurisdiction.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), the UK Bribery Act 2010 and the U.S. Travel Act, 18 U.S.C. § 1952.

“Average SPAC Stock Price” means $10 per share.

“Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, China or the Cayman Islands are authorized or required by applicable Law to be closed for business.

“Cayman Companies Act” has the meaning specified in the Recitals hereto.

“Cayman Islands Registrar” has the meaning set forth in Section 2.02.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over Overseas Investment and Financing and Round-trip Investments by Domestic Residents via Special Purpose Vehicles (国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知) issued by SAFE on July 4, 2014, and its amendment and interpretation promulgated by SAFE from time to time.

“Closing” has the meaning set forth in Section 3.02.

“Closing Company Cash” has the meaning set forth in Section 4.01(d).

“Closing Company Debt” has the meaning set forth in Section 4.01(d).

“Closing Date” has the meaning set forth in Section 3.02.

“Closing Date Merger Consideration” means $250,000,000 (two hundred and fifty million dollars).

“Closing Date Share Merger Consideration” means certain Pubco Ordinary Shares to be issued to Company Shareholders at the Effective Time, the aggregate number of which shall be equal to the Closing Date Merger Consideration divided by the Average SPAC Stock Price.

“Closing Statement” has the meaning set forth in Section 4.01(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other labor Contract (including any contract or agreement with any works council, labor or trade union or other employee representative body).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning specified in Section 5.13(a).

“Company Board” means the board of directors of the Company.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any share capital of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any share capital of the Company.

“Company Disclosure Schedule” has the meaning set forth in Section 12.13(a) and attached hereto as Schedule II.

“Company Dissenting Shares” has the meaning set forth in Section 4.05.

“Company Excluded Shares” has the meaning set forth in Section 4.01.

“Company Fundamental Representations” means the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04 (but only clause (a) thereof), Section 5.06 and Section 5.16.

“Company Lock-up Agreement” has the meaning set forth in Section 7.18.

“Company IP” means any and all Intellectual Property owned (or purported to be owned) by the Company Parties.

“Company Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on (a) the business, financial condition, assets, Liabilities, results of operations or prospects of the Company and the Company Subsidiaries taken as a whole; provided, however, that no event, change, circumstance, effect, development, condition or occurrence resulting from, arising out of or relating to any of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) any action expressly required by this Agreement or any Ancillary Agreement or taken with the prior written consent of SPAC, (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (vii) the COVID-19 pandemic, (viii) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), except, in the case of clauses (i) through (iv) and clause (vii) to the extent such event, change, circumstance, effect, development, condition or occurrence has or would reasonably be expected to have a disproportionately adverse impact on the Company and the Company Subsidiaries taken as a whole as compared to other Persons operating in any of the industries in which the Company and its Subsidiaries operate; or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Company Ordinary Shares” means the ordinary shares, par value $1.00 each, of the Company.

“Company Parties” means the Company, the Company Subsidiaries, Pubco and the Pubco Subsidiaries, collectively, and “Company Party” refers to any one of them.

“Company Product” means each of the products and services (including all versions thereof) that have been or are currently being marketed, distributed, licensed, sold, offered, supported, made available or provided, or for which any Development (as defined below) has commenced, by or on behalf of the Company or any Company Subsidiary.

“Company Service Provider” means each current or former director, officer, employee or consultant or independent contractor of the Company or any Company Subsidiary (excluding attorneys, advisors, accountants and similar professionals).

“Company Shareholder” means each holder of Company Ordinary Shares.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means, without duplication, (a) all fees, costs and expenses incurred at or prior to the Closing (whether or not billed or accrued for) by or on behalf of the Company or any other Company Party in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all of the fees, disbursements and expenses of attorneys, actuaries, accountants, financial advisors and other advisors, (b) any severance, change of control, sale, retention or similar bonuses, compensation or payments (together with the employer portion of employment Taxes payable in connection with such amounts) payable to any current or former director, officer, employee or independent contractor of the Company or any Company Party as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and which are payable by reason of any Contracts or arrangements entered into by the Company or any Company Party at or prior to the Closing, and (c) all fees and expenses related to the filing pursuant to the HSR Act, if any.

“Confidentiality Agreement” means the Confidentiality Agreement entered into by the parties on August 2, 2024.

“Contract” means any written or oral note, bond, mortgage, indenture, guarantee, license, agreement, contract, lease, legally binding commitment, legally binding letter of intent or other similar instrument, and any amendments thereto.

“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “commonly Controlled” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 7.13(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“CSRC” means the China Securities Regulatory Commission.

“Deductible” has the meaning set forth in Section 11.03(a).

“Development” means non-clinical, pre-clinical and clinical drug discovery, research, and/or development activities, including without limitation quality assurance and quality control development, and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority (as defined below), and “Develop” means to engage in Development.

“Direct Claim” has the meaning set forth in Section 11.05.

“Effective Time” has the meaning set forth in Section 3.02.

“Employment Agreements” means the employment agreement between Pubco and all directors and officers of Pubco immediately following the Closing in form and substance to be agreed between Pubco and the Company.

“Encumbrance” means any lien, encumbrance, charge, security interest, mortgage, pledge, indenture, deed of trust, option, right of first offer or refusal or transfer restriction, or any other similar restrictions or limitations on the ownership or use of real or personal property or similar irregularities in title thereto.

“Enforceability Exceptions” means any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Escrow Agent” means Continental Stock Transfer & Trust Company which shall serve as escrow agent with respect to Escrow Agreement and Escrow Shares.

“Escrow Agreement” means an escrow agreement, in form and substance to be mutually agreed upon by SPAC and the Company, to be entered into on or prior to the Closing and effective at the Closing by and among the Escrow Participants, the Escrow Agent, Pubco and the SPAC with respect to the Escrow Shares.

“Escrow Participants” means all the shareholders of the Company immediately prior to the Closing Date (each being an “Escrow Participant”).

“Escrow Shares” means an aggregate of 5% of the Closing Date Share Merger Consideration issuable to the Escrow Participants at the Effective Time and held by the Escrow Agent pursuant to the Escrow Agreement which shall serve to satisfy the indemnification obligations of the Company to the SPAC Indemnitees pursuant to Section 11. The Escrow Shares shall be allocated among the Escrow Participants based on their respective Pro Rata Portion and transferred to the Escrow Agent upon Closing.

“Exchange Act” has the meaning set forth in Section 6.03(a).

“Financial Statements” has the meaning specified in Section 7.06.

“First Plan of Merger” has the meaning set forth in Section 2.01.

“GAAP” means generally accepted accounting principles and practices in the United States.

“Governing Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, registration or organization bylaws, memorandum and articles of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision or any self-regulated organization, stock exchange or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any arbitrator, arbitration panel, court or tribunal.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Immaterial Licenses” means with respect to the Company and its Subsidiaries, any of the following Contracts entered into in the ordinary course of business: (a) permitted use right to confidential information in a nondisclosure agreement; (b) license, assignment, covenant not to sue, or waiver of rights with any current and former employees, consultants or independent contractors of such Person for the benefit of the Company or any Company Subsidiary pursuant to the Company’s (or the Company Subsidiaries’) standard form(s) thereof (copies of which have been provided by the Company to SPAC); and (c) any non-exclusive license that is not material to the Business and is merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (i) sales or marketing or similar Contract that includes a license to use the trademarks of the Company or the Company Subsidiaries for the purposes of promoting the goods or services of the Company or the Company Subsidiaries; (ii) vendor Contracts that include permission for the vendor to identify the Company (or a Company Subsidiary) as a customer of the vendor; (iii) Contracts to purchase or lease equipment or materials, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property rights; or (iv) license for the use of software that is preconfigured, preinstalled, or embedded on hardware or other equipment.

“Indebtedness” means, without duplication, (i) all obligations for borrowed money (including all sums due on early termination and repayment or redemption calculated to the Closing Date) or extensions of credit (including under credit cards, bank overdrafts, and advances), (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments (including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services (including any earnouts), except trade accounts payable arising in the ordinary course of business that are not past due, (iv) all obligations of others secured by a lien on any asset of the Company or any Company Subsidiary, (v) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, (vi) all obligations to reimburse the issuer in respect of drawn letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, (viii) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, and (ix) any pre-payment or other penalties or expenses (including legal expenses of the lenders) required to be paid if all Indebtedness were repaid in full on the Closing Date.

“Intellectual Property” means any and all intellectual property rights throughout the world, including any and all U.S. and foreign intellectual property and industrial property rights in or to the following: (a) patents, patent applications and patent disclosures, including any continuations, divisions, continuations-in-part, reexaminations, extensions, renewals, reissues and foreign counterparts of or for any of the foregoing, (b) Trademarks, (c) Internet domain names, and social media usernames, handles and similar identifiers, (d) works of authorship, content, copyrights and copyrightable subject matter, design rights and moral and economic rights therein, (e) rights in software, data, data complications and databases, (f) trade secrets and other confidential and proprietary information, including confidential and proprietary customer and supplier lists, pricing and cost information, and business and marketing plans and proposals (collectively, “Trade Secrets”), (g) rights in ideas, know-how, inventions (whether or not patentable or reduced to practice), processes, formulae and methodologies, compositions, technologies, techniques, specifications, protocols, schematics and research and development information, (h) any and all applications, registrations and recordings for the foregoing and (i) all rights in the foregoing (including pursuant to licenses, common-law rights, statutory rights and contractual rights) and in other similar intangible assets, in each case to the extent protectable under applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 8.03.

“Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15 (519).

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); and (iv) U.S. anti-boycott laws and requirements (Section 999 of the Code, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“IT Systems” means any and all software, hardware, servers, systems, sites, circuits, networks, data communications lines, routers, hubs, switches, interfaces, websites, platforms and other computer, telecommunications and information technology assets and equipment, and all associated documentation.

“Key Company Shareholder(s)” means any shareholder of the Company holding 5% or more of the Company’s equity interest as of the date of this Agreement (all of whom are listed on Schedule I hereto).

“Key Company Shareholder Lock-Up Agreement” has the meaning set forth in the Recitals.

“Key Company Shareholder Support Agreement” has the meaning set forth in the Recitals.

“Knowledge of SPAC” (or any variant thereof) means the actual knowledge as of the date hereof of any of the Chief Executive Officer and Chief Financial Officer of the SPAC, after reasonable internal inquiry.

“Knowledge of the Company” (or any variant thereof) means the actual knowledge as of the date hereof of any of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Accounting Officer, or their equivalent, of the Company and of each Company Subsidiary, after reasonable internal inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company’s Subsidiaries.

“Letter of Transmittal” has the meaning set forth in Section 4.03(a).

“Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest (including any PPS Security Interest), title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable securities Laws.

“Losses” means any and all losses, damages, Liabilities, Taxes, deficiencies, obligations, claims, costs, interest, awards, judgments, fines, charges, penalties, settlement payments, expenses (including reasonable out-of-pocket expenses of investigation, enforcement and collection and reasonable out-of-pocket attorneys’, actuaries’, accountants’ and other professionals’ fees, disbursements and expenses) of any kind; provided, however, that “Losses” shall not include lost profits, lost revenues, business interruption, loss of business reputation or opportunity, diminution in value, consequential, indirect, incidental, special, unforeseen exemplary or punitive damages, or any damages based upon any type of multiple, except to the extent (a) in the case of exemplary or punitive damages to the extent paid to an unaffiliated third party or (b) in the case of consequential damages, reasonably foreseeable; provided, further, that, for avoidance of doubt, “Losses” shall not include any changes in and of themselves in the price of SPAC Ordinary Shares as reported on Nasdaq or otherwise.

“Material Adverse Effect” means, with respect to the particular party, any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations, financial condition or prospects of the party; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws or GAAP as applicable after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (d) any change generally affecting any of the industries or markets in which the party operates or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of the other party, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the party’s compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the party operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the party to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (a), (b), (d), (f) and (g) to the extent that such change does not have a disproportionate impact on the party as compared to other industry participants or (ii) the ability of the party to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 5.12(a).

“Material Permits” has the meaning specified in Section 5.23.

“Mergers” means collectively the SPAC Merger and the Acquisition Merger.

“Merger Sub 1” has the meaning set forth in the Recitals.

“Merger Sub 2” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Stock Market.

“Non-U.S. Subsidiaries” has the meaning set forth in Section 8.05.

“Outside Date” has the meaning set forth in Section 10.01(b).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or one of its Subsidiaries.

“Permits” means all licenses, permits, franchises, waivers, orders, registrations, consents and other authorizations and approvals of or by a Governmental Authority.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are being maintained in accordance with GAAP, (b) mechanics, carriers’, workmen’s, repairmen’s or other like common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice and as to which there is no default on the part of the Company or SPAC, or any of their respective Subsidiaries, or amounts which are not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings, (c) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, (d) restrictions on transfer imposed by federal and state insurance and securities Laws, (e) easements, rights of way, zoning ordinances and other similar encumbrances that would not, individually or in the aggregate, materially impair the continued use, operation, marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or SPAC (or any of their respective Subsidiaries), as currently conducted, (f) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business that would not, individually or in the aggregate, materially impair the continued use, operation and marketability or value of the specific parcel of real property to which they relate or the conduct of the business of the Company or SPAC (or any of their respective Subsidiaries), as currently conducted, (g) Encumbrances that will be released at or prior to the Closing, and (h) liens to lenders incurred in deposits made in the ordinary course in connection with maintaining bank accounts.

“Person” means an individual, a corporation, a company, a partnership, an association, a limited liability company, a joint venture, a trust or other entity or organization, including a Governmental Authority.

“Personal Information” means all information, in any form, that, alone or in combination with other information, regards or is reasonably capable of being associated with an identifiable natural person, including (a) name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number, driver’s license number and passport number), credit card or other financial information, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (b) data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed), (c) Internet Protocol addresses or other persistent identifiers, or (d) any information that is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under any applicable Data Protection Laws.

“PFIC” has the meaning set forth in Section 8.05.

“PRC” means People’s Republic of China, excluding, for the purposes of this Agreement only, Taiwan and the special administrative regions of Hong Kong and Macau.

“Privacy and Security Requirements” means, to the extent applicable to the Company or any of its Subsidiaries, any Laws relating to privacy and data security.

“Pro Rata Portion” means, with respect to any Company Shareholder, a fraction (expressed as a percentage), the numerator of which is the aggregate number of issued and outstanding Company Ordinary Shares owned by such Company Shareholder as of immediately prior to the Closing, and the denominator of which is the aggregate number of, without duplication, Company Ordinary Shares that are (i) issued and outstanding, and (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Convertible Securities as of immediately prior to the Closing.

“Protected Data” means Personal Information and Confidential Data.

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.14(a).

“Pubco” has the meaning set forth in the Recitals.

“Pubco A&R Articles” has the meaning set forth in the Recitals.

“Pubco Equity Incentive Plan” has the meaning set forth in Section 7.22.

“Pubco Ordinary Shares” means ordinary shares, par value US$0.0001 each, of Pubco.

“Pubco Subsidiary” means a Subsidiary of Pubco.

“Registration Rights Agreement Amendment” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 7.14(a).

“Registered Intellectual Property” has the meaning specified in Section 5.11(a).

“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, sale, reimbursement or pricing of a Company Product in a country or regulatory jurisdiction, including the National Medical Product Administration of the People’s Republic of China or any successor agency thereto, or the U.S. Food and Drug Administration or any successor agency thereto.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required SPAC Shareholder Approval” has the meaning set forth in Section 9.01(b).

“Requisite Company Shareholder Approval” has the meaning set forth in Section 9.01.

“Resignations” has the meaning set forth in Section 7.04.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Plan of Merger” has the meaning set forth in Section 3.02.

“Securities Act” means the Securities Act of 1933, as amended.

“SPAC” has the meaning set forth in the Preamble.

“SPAC Board Recommendation” has the meaning set forth in Section 6.02(c).

“SPAC Dissenting Shares” has the meaning set forth in Section 2.07.

“SPAC Excluded Shares” has the meaning set forth in Section 2.07.

“SPAC Financial Statements” has the meaning set forth in Section 6.03(b).

“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.05 (but only clause (a) thereof), Section 6.06 and Section 6.08.

“SPAC Indemnitees” has the meaning set forth in Section 11.02.

“SPAC Material Adverse Effect” means a change, event, effect or circumstance that, individually or in the aggregate, has a material adverse effect on the ability of SPAC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “SPAC Material Adverse Effect” shall not include any change, event, effect or circumstance, directly or indirectly, arising out of or attributable to; (i) changes in applicable Laws, GAAP or other applicable accounting rules, (ii) changes in general economic, political, business or regulatory conditions, (iii) changes in United States or global financial, credit, commodities, currency or capital markets or conditions, (iv) the outbreak or escalation of war, military action or acts of terrorism, changes due to natural disasters or pandemics, (v) the public announcement, pendency or completion of the transactions contemplated by this Agreement, or (vi) the COVID-19 pandemic, except, in the case of clauses (i) through (iv) and clause (vi) to the extent such change, event, effect or circumstance has or would reasonably be expected to have a disproportionately adverse impact on SPAC.

“SPAC Merger” has the meaning set forth in the Recitals.

“SPAC Merger Effective Time” has the meaning set forth in Section 2.02.

“SPAC Merger Surviving Corporation” has the meaning set forth in Section 2.01.

“SPAC Ordinary Shares” means the ordinary shares, par value $0.0001 each, of SPAC.

“SPAC Parties” means SPAC and all of its Affiliates collectively, including the Sponsor, and “SPAC Party” refers to any one of them.

“SPAC Party Shareholder Approval Matters” has the meaning set forth in Section 7.14(a).

“SPAC Prospectus” has the meaning set forth in Section 7.14(a).

“SPAC Redeeming Shares” means SPAC Ordinary Shares that are held by SPAC Shareholders who have validly exercised their SPAC Shareholder Redemption Right in connection with the SPAC Party Shareholder Approval Matters (and not waived, withdrawn, forfeited, failed to perfect or otherwise lost such rights).

“SPAC Rights” means the rights to receive one-seventh (1/7) of one SPAC Ordinary Share upon the consummation of an initial business combination as described in the SPAC Prospectus.

“SPAC SEC Reports” has the meaning set forth in Section 6.03(a).

“SPAC Shareholder” means each holder of SPAC Ordinary Shares.

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Redeeming Shares.

“SPAC Shareholder Redemption Right” means the right of the public holders of SPAC Ordinary Shares to redeem all or a portion of their SPAC Ordinary Shares (in connection with the SPAC Party Shareholder Approval Matters or otherwise) as set forth in the Governing Documents of SPAC and the Trust Agreement.

“SPAC Special Meeting” has the meaning set forth in Section 7.14(a).

“SPAC Transaction Expenses” means, without duplication, all fees, costs and expenses incurred at or prior to the Closing (whether or not billed or accrued for) by or on behalf of SPAC or any other SPAC Party in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by SPAC and Sponsor, (b) any Indebtedness of SPAC owed to any of SPAC’s officers, directors or Sponsor, or the IPO Underwriter, or their respective shareholders or Affiliates, or any other party, or the Company or its shareholders or Affiliates, (c) any and all filing fees payable by SPAC to the Governmental Authorities in connection with the Transactions, and (d) the fees for Extension.

“SPAC Unit” means a unit of SPAC comprised of one SPAC Ordinary Share and one SPAC Right.

“Sponsor” means DT Cloud Capital Corp., a BVI business company.

“Sponsor Support and Lock-up Agreement” has the meaning set forth in the Recitals.

“Stockholder Register” has the meaning set forth in Section 2.07(c).

“Shareholders’ Representative” has the meaning set forth in the Preamble.

“Shareholders’ Representative Expenses” has the meaning set forth in Section 12.11(f).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any entity, any other entity as to which it owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests.

“Surviving Corporation” has the meaning set forth in Section 3.01.

“Tax” or “Taxes” means any and all federal, state, county, local, foreign and other taxes, charges, fees, imposts, and governmental levies and assessments including all income, gross receipts, capital stock, premium, franchise, profits, production, value added, occupancy, gains, personal property replacement, employment and other employee and payroll related taxes, withholding, foreign withholding, social security, welfare, unemployment, disability, real property, personal property, license, ad valorem, transfer, workers’ compensation, windfall and net worth taxes, environmental, customs duty, severances, stamp, excise, occupations, sales, use, transfer, alternative minimum, estimated taxes, inventory, escheat, unclaimed property, guaranty fund assessment, and other taxes, duties, fees, levies, customs, tariffs, imposts, obligations, charges and assessments of the same or a similar nature imposed, imposable or collected by any Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Returns” means any return, report, declaration, election, estimate, information statement, claim for refund and return or other document (including any related or supporting information and any amendment to any of the foregoing and any sales and use and resale certificates) filed or required to be filed with any Tax Authority with respect to Taxes.

“Termination Fee” has the meaning specified in Section 10.04.

“Third-Party Claim” has the meaning set forth in Section 11.04(a).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” means trademarks, trade names, corporate names, brands, business names, trade styles, service marks, service names, logos, domain names, slogans, trade dress or other source or business identifiers and general intangibles of like nature, whether registered or unregistered, and whether arising under the laws of the United States or any state or territory thereof or any other jurisdiction anywhere in the world, and all registrations and applications for registration with respect to any of the foregoing, together with all goodwill associated with any of the foregoing.

“Transfer Taxes” means any and all transfer, sales, use, excise (including taxes imposed under Code section 4501), value-added, gross receipts, registration, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges (excluding Taxes measured in whole or in part by net income) arising out of or in connection with the transactions contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date.

“Treasury Regulations” means the regulations promulgated by the Department of Treasury under the Code.

“Trust Agreement” means that certain Investment Management Trust Agreement between SPAC and

Continental Stock Transfer & Trust Company (the “Trustee”), dated as of February 20, 2024.

“User Agreement” means each Contract to which the Company (or a Company Subsidiary) is a party that constitutes an end user agreement, terms of use, terms of service, or end user license agreement that governs (or is intended to govern) the Company’s (or the Company Subsidiary’s) third party end users’ access to and use of any Company Product.

Section 1.02 Interpretation.

(a) As used in this Agreement, references to the following terms have the meanings indicated:

(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii) to any Contract (including this Agreement) or Governing Document or “organizational document” are to the Contract or Governing Document or organizational document as amended, modified, supplemented or replaced from time to time in accordance with the terms hereof and thereof;

(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv) to any Governmental Authority includes any successor to the Governmental Authority and to any Affiliate includes any successor to the Affiliate;

(v) to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;

(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to October 22, 2024; and

(viii) to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement, except if the context otherwise requires.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e) References to a “party” hereto means SPAC, the Company, Pubco, Merger Sub 1, Merger Sub 2 or the Shareholders’ Representative and references to “parties” hereto means SPAC, the Company, Pubco, Merger Sub 1, Merger Sub 2 and the Shareholders’ Representative, unless the context otherwise requires, and any other parties acceding to this Agreement by addendum.

(f) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.

(i) All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Schedule) to this Agreement shall have the meanings ascribed to such terms in this Agreement, except as may be otherwise provided in the Exhibits and Schedules.

ARTICLE II

SPAC MERGER

Section 2.01 SPAC Merger. On the Closing Date (as defined in Section 3.02) and at the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the Cayman plan of merger in relation to the SPAC Merger (the “First Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub 1 shall be merged with and into SPAC, the separate corporate existence of Merger Sub 1 shall cease and SPAC shall continue as the surviving company (as defined in the Cayman Companies Act) of the SPAC Merger as a wholly-owned Subsidiary of Pubco. SPAC as the surviving company of the SPAC Merger is hereinafter sometimes referred to as the “SPAC Merger Surviving Corporation”.

Section 2.02 SPAC Merger Effective Time. The SPAC, Merger Sub 1 and Pubco shall execute the First Plan of Merger, and the parties hereto shall cause the SPAC Merger to be consummated by filing the First Plan of Merger together with the other documents as required to effect the SPAC Merger with the Cayman Islands Registrar of Companies (the “Cayman Islands Registrar”) in accordance with the relevant provisions of the Cayman Companies Act. The effective time of the SPAC Merger shall be the time that the First Plan of Merger is registered by the Cayman Islands Registrar, or such other time as specified in or pursuant to the First Plan of Merger in accordance with the Cayman Companies Act, being the “SPAC Merger Effective Time.”

Section 2.03 Effect of SPAC Merger. At the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement, the First Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC and Merger Sub 1 prior to the SPAC Merger Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the SPAC Merger Surviving Corporation, which shall include the assumption by the SPAC Merger Surviving Corporation of any and all agreements, covenants, duties and obligations of SPAC set forth in this Agreement to be performed after the Closing.

Section 2.04 Memorandum and Articles of Association of the SPAC Merger Surviving Corporation. At the SPAC Merger Effective Time, the memorandum and articles of association of the SPAC Merger Surviving Corporation shall be in the form to be agreed between the Company and SPAC, until thereafter amended as provided therein and under the Cayman Companies Act.

Section 2.05 Board of Directors of the SPAC Merger Surviving Corporation. As of the SPAC Merger Effective Time, Xingwei Xue shall be the sole director of the SPAC Merger Surviving Corporation.

Section 2.06 Effect of the SPAC Merger on Merger Sub 1 Share. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into one ordinary share of par value US$0.0001 of the SPAC Merger Surviving Corporation (and the shares of the SPAC Merger Surviving Corporation into which the shares of Merger Sub 1 are so converted shall be the only shares of the SPAC Merger Surviving Corporation that are issued and outstanding immediately after the SPAC Merger Effective Time). The register of members of the SPAC Merger Surviving Corporation shall be updated accordingly.

Section 2.07 Effect of the SPAC Merger on SPAC Securities.

(a) Unit Separation. Immediately prior to the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Ordinary Share and one SPAC Right in accordance with the terms of the applicable SPAC Unit (“Unit Separation”), which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of Section 2.07(b) and Section 2.07(c)(i), as applicable. Immediately following the Unit Separation, all SPAC Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued SPAC Units immediately prior to the Unit Separation shall cease to have any rights with respect to such SPAC Units, except as provided herein or by Law.

(b) Conversion of SPAC Rights. Immediately prior to the SPAC Merger Effective Time and immediately following the Unit Separation, in accordance with the terms of the applicable SPAC Rights, for such purposes treating it as if such Business Combination had occurred immediately prior to the SPAC Merger Effective Time, and without any action on the part of any holder of a SPAC Right, every seven (7) SPAC Rights (which, for the avoidance of doubt, includes the SPAC Rights held as a result of the Unit Separation) that were issued and outstanding immediately prior to the SPAC Merger Effective Time (i) shall automatically be converted to, and the holder of such SPAC Rights shall be entitled to receive, one share of SPAC Ordinary Share; and (ii) shall no longer be outstanding and shall automatically be canceled by the terms thereof and each former holder of SPAC Right shall cease thereafter to have any other rights in and to such SPAC Rights, except as provided herein or by Law.

(c) Conversion of SPAC Ordinary Shares.

(i) At the SPAC Merger Effective Time and immediately following the Unit Separation and the conversion of the SPAC Rights pursuant to Section 2.07(b), by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of the SPAC, each issued and outstanding SPAC Ordinary Share (including each SPAC Ordinary Share converted from SPAC Rights pursuant to Section 2.07(b) above and each SPAC Ordinary Share held as a result of the Unit Separation, other than the SPAC Excluded Shares, SPAC Redeeming Shares and the SPAC Dissenting Shares (each as defined below)) shall be converted automatically into one Pubco Ordinary Share. At the SPAC Merger Effective Time, all SPAC Ordinary Shares shall automatically be canceled and retired and shall cease to exist. The holders of issued SPAC Ordinary Shares immediately prior to the SPAC Merger Effective Time, as evidenced by the register of members of SPAC (the “Stockholder Register”), shall cease to have any rights with respect to such SPAC Ordinary Shares, except as provided herein or by Law. Each share certificate (if any) previously evidencing the SPAC Ordinary Shares shall be exchanged for a share certificate representing the same number of Pubco Ordinary Shares upon the surrender of such share certificate in accordance with Section 2.07.

(ii) Each holder of SPAC Ordinary Shares listed on the Stockholder Register immediately prior to the SPAC Merger Effective Time shall thereafter have the right to receive the same number of Pubco Ordinary Shares only.

(d) Cancellation of SPAC Ordinary Shares Owned by SPAC. At the SPAC Merger Effective Time, if there are any SPAC Ordinary Shares that are owned by SPAC as treasury shares or any SPAC Ordinary Shares owned by any direct or indirect wholly owned subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares (the “SPAC Excluded Shares”) shall be canceled and extinguished without any conversion thereof or payment therefor by virtue of the SPAC Merger.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.07, none of the Pubco, SPAC, Merger Sub 1 or any Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) SPAC Redeeming Shares.  At the SPAC Merger Effective Time, by virtue of the SPAC Merger, each SPAC Redeeming Share issued and outstanding immediately prior to the SPAC Merger Effective Time shall be automatically canceled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the Governing Documents of the SPAC in effect immediately prior to the SPAC Merger Effective Time.

(g) SPAC Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 2.07(c), SPAC Ordinary Shares issued and outstanding immediately prior to the SPAC Merger Effective Time (other than the SPAC Excluded Shares and SPAC Redeeming Shares) and held by a SPAC Shareholder (each a “SPAC Dissenting Shareholder”) who has validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the SPAC Merger in accordance with Section 238 of the Cayman Companies Act (such shares being referred to collectively as the “SPAC Dissenting Shares” until such time as such SPAC Dissenting Shareholder fails to perfect or otherwise loses such SPAC Dissenting Shareholder’s dissenter’s rights under Section 238 of the Cayman Companies Act with respect to such shares) shall not be converted into a right to receive Pubco Ordinary Shares, but instead such SPAC Dissenting Shares shall be automatically canceled and cease to exist by virtue of the SPAC Merger and shall thereafter represent only the right of the holder thereof to be paid the fair value of such SPAC Dissenting Shares and such other rights as are granted by the Cayman Companies Act; provided, however, that if, after the SPAC Merger Effective Time, such SPAC Dissenting Shareholder fails to perfect or prosecute or otherwise waives, effectively withdraws or loses such SPAC Shareholder’s dissenter’s right pursuant to the Cayman Companies Act or if a court of competent jurisdiction shall determine that such SPAC Dissenting Shareholder is not entitled to the relief provided by the Cayman Companies Act, such shares shall be treated as if they had been converted as of the SPAC Merger Effective Time into the right to receive the allocable portion of the Pubco Ordinary Shares, if any, to which such SPAC Dissenting Shareholder is entitled pursuant to Section 2.07(c), without interest thereon. SPAC shall provide Company prompt written notice of any notices of objection or demands for appraisal of SPAC Ordinary Shares received by SPAC, any withdrawal of any such demand and any other demand, notice or instrument delivered to SPAC prior to the SPAC Merger Effective Time pursuant to the applicable Laws that relates to such demand, and Company shall be consulted with respect to all material negotiations and proceedings with respect to such demand (and promptly notified of all other negotiations and proceedings with respect to such demand). After the Closing, Pubco shall have the right to direct all negotiations and proceedings with respect to any such demands but shall meaningfully consult with the SPAC and the Shareholders’ Representative with respect thereto. Prior to the Closing, except with the prior written consent of the Company, SPAC shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.08 Surrender of SPAC Ordinary Shares. All securities issued upon the surrender of the SPAC Ordinary Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the SPAC Ordinary Shares shall also apply to the Pubco Ordinary Shares so issued in exchange therefor.

Section 2.09 Cancellation of Pubco Ordinary Shares Owned by the Shareholders’ Representative. At the SPAC Merger Effective Time, every issued and outstanding share(s) of Pubco owned by the Shareholders’ Representative, being the only issued and outstanding share(s) in Pubco immediately prior to the SPAC Merger Effective Time, shall be canceled without any conversion thereof or payment therefor.

Section 2.10 Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.07; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

Section 2.11 No Issuance of Fractional Shares. No certificates or scrip representing fractional Pubco Ordinary Shares will be issued pursuant to the SPAC Merger, the conversion of SPAC Rights and any provisions of Article II, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

Section 2.12 Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Merger Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub 1, the officers and directors of SPAC and of each of the applicable Company Parties are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III

ACQUISITION MERGER1

Section 3.01 Acquisition Merger. On the Closing Date immediately following the SPAC Merger and at the Effective Time, and subject to and upon the terms and conditions of this Agreement and the Cayman plan of merger in relation to the Acquisition Merger (the “Second Plan of Merger”), and in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub 2 shall be merged with and into the Company, the separate corporate existence of Merger Sub 2 shall cease and the Company shall continue as the surviving company (as defined in the Cayman Companies Act) of the Acquisition Merger as a wholly-owned Subsidiary of Pubco. The Company as the surviving company of the Acquisition Merger is hereinafter sometimes referred to as the “Surviving Corporation”.

Section 3.02 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Acquisition Merger (the “Closing”) shall take place at the offices of Sichenzia Ross Ference Carmel LLP on a date no later than three (3) Business Days after the satisfaction or waiver of all of the conditions set forth in ARTICLE IX that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and the SPAC Parties may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the Company, Merger Sub 2 and Pubco shall execute the Second Plan of Merger, and the parties hereto shall cause the Acquisition Merger to be consummated by filing the Second Plan of Merger together with the other documents as required to effect the Acquisition Merger with the Cayman Islands Registrar in accordance with the provisions of the Cayman Companies Act immediately after the consummation of the SPAC Merger. The Acquisition Merger shall become effective at the time when the Second Plan of Merger is registered by the Cayman Islands Registrar, or such other time as specified in or pursuant to the Second Plan of Merger in accordance with the Cayman Companies Act (the “Effective Time”).

Section 3.03 Board of Directors of Surviving Corporation and Pubco. As of the Effective Time, Xingwei Xue shall be the sole director of the Surviving Corporation. Immediately after the Closing, the Persons identified as the initial post-Closing directors and officers of Pubco in accordance with the provisions of Section 7.23 shall be the directors and officers of Pubco, each to hold office in accordance with the Pubco A&R Articles.

Section 3.04 Effect of the Acquisition Merger. At the Effective Time, the effect of the Acquisition Merger shall be as provided in this Agreement, the Second Plan of Merger and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company and Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub 2 set forth in this Agreement to be performed after the Effective Time.

Section 3.05 Memorandum and Articles of Association of the Surviving Corporation. At the Effective Time, the memorandum and articles of association of the Surviving Corporation shall be in the form to be agreed between the Company and SPAC, until thereafter amended as provided therein and under the Cayman Companies Act.

Section 3.06 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub 2 and the Company, the officers and directors of Pubco, Merger Sub 2 and the Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1 Note to SPAC/Target PRC Counsel: Please confirm no PRC withholding applies.

Section 3.07 Transfers of Ownership. If any certificate for Pubco Ordinary Shares is to be issued in a name other than that in which the Company Ordinary Share certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Pubco in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Pubco or any agent designated by it that such Tax has been paid or is not payable.

Section 3.08. Memorandum and Articles of Association of Pubco. On the Closing Date, immediately prior to the SPAC Merger Effective Time the Pubco A&R Articles shall be adopted and become effective.

ARTICLE IV

CONSIDERATION

Section 4.01 Conversion of Shares.

(a) Conversion of Company Ordinary Shares.

(i) [Reserved]

(ii) At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of Pubco (or any Pubco Subsidiary), the Company (or any Company Subsidiaries), SPAC or the Company Shareholders, each Company Ordinary Share issued and outstanding immediately prior to the Effective Time (other than the Company Excluded Shares and the Company Dissenting Shares, each as defined below, and subject to the provisions for the Escrow Shares pursuant to Section 4.01(j) below) ) shall automatically be cancelled and cease to exist, in exchange for the right of each Company Shareholder to receive their Pro Rata Portion of the Closing Date Share Merger Consideration, subject to rounding pursuant to Section 4.02(a). As of the Effective Time, each Company Shareholder shall cease to have any other rights in and to the securities of the Company or the Surviving Corporation, except as expressly provided herein. For the avoidance of any doubt, each Company Shareholder will cease to have any rights with respect to its Company Ordinary Shares, except the right to receive its Pro Rata Portion of the Closing Date Share Merger Consideration.

(b) Shares of Merger Sub 2. At the Effective Time, by virtue of the Acquisition Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub 2, each share of Merger Sub 2 that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one ordinary share of par value US$1.00 of the Surviving Corporation (and such share of the Surviving Corporation into which the issued and outstanding share of Merger Sub 2 is so converted shall be the only share of the Surviving Corporation that is issued and outstanding immediately after the Effective Time). The register of members of the Surviving Corporation shall be updated accordingly.

(c) Treatment of Certain Company Shares. At the Effective Time, all Company Ordinary Share that are owned by the Company (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries as of immediately prior to the Effective Time (collectively, the “Company Excluded Shares”) shall be automatically canceled and extinguished without any conversion or consideration delivered in exchange thereof by virtue of the Acquisition Merger.

(d) Closing Statement. No earlier than five (5) Business Days and no later than three (3) Business Days prior to the Closing Date, the Company shall deliver to SPAC a statement (the “Closing Statement”) in a form reasonably acceptable to SPAC, which statement shall be certified as complete and correct by Company’s most senior financial officer in his or her capacity as such and which shall accurately set forth, as of the Closing: (i) the names of each holder of Company Ordinary Shares; (ii) the number of Company Ordinary Shares held by each such holder as of immediately prior to the Closing; (iii) the amount of the Closing Date Merger Consideration, (iv) the amount of the Closing Date Share Merger Consideration; (v) a good faith estimate of the amount of all debt of the Company as of the date of the Closing Statement (the “Closing Company Debt”); and (vi) a good faith estimate of the amount of cash and cash equivalents (including restricted cash and marketable securities) of the Company as of the date of the Closing Statement (the “Closing Company Cash”). The Closing Statement shall include reasonably detailed schedules and supporting documentation indicating a calculation of the Closing Company Debt, and the Closing Company Cash. The Company shall consider in good faith any written comments provided by SPAC to the Company with respect to the Closing Statement at least two (2) Business Days prior to the Closing Date.

(e) No Liability. Notwithstanding anything to the contrary in this ARTICLE IV, none of the Company, SPAC, Merger Sub 2, the Shareholders’ Representative or the Surviving Company shall be liable to any Person for any amount properly paid in good faith to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Surrender of Certificates. All securities issued upon the surrender of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Company Ordinary Shares shall also apply to the Pubco Ordinary Shares so issued in exchange therefor.

(g) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Ordinary Share shall have been lost, stolen or destroyed, Pubco shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

(h) Adjustments in Certain Circumstances. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding Company Ordinary Shares or SPAC Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Ordinary Shares or SPAC Ordinary Shares, as applicable, will be appropriately adjusted to provide to the SPAC Shareholder and the Company Shareholders the same economic effect as contemplated by this Agreement prior to such event.

(i) No Further Ownership Rights in Shares. The Closing Date Share Merger Consideration issued or issuable in respect of Company Ordinary Shares in accordance with the terms hereof shall be deemed to have been issued or issuable in full satisfaction of all rights pertaining to such Company Ordinary Shares, and from and after the Effective Time, no holder of Company Ordinary Shares shall have any ownership right in the Company.

(j) Escrow Shares. Notwithstanding anything to the contrary in the other provisions of this Section 4.01, Pubco shall withhold from the Closing Date Share Merger Consideration otherwise issuable to the Escrow Participants pursuant to Section 3.1 such number of Escrow Shares as determined by the definition of Escrow Shares therein.

Section 4.02 Issuance of Merger Consideration.

(a) No Issuance of Fractional Shares. No certificates or scrip representing fractional Pubco Ordinary Shares will be issued pursuant to the Acquisition Merger, and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

Section 4.03 Letters of Transmittal.

(a) Concurrently with the Company’s delivery of the Shareholder Notice pursuant to Section 7.10(b), the Company shall deliver to each Company Shareholder a Letter of Transmittal in the form to be agreed between SPAC and the Company (a “Letter of Transmittal”).

(b) If a Company Shareholder did not receive its allocable portion of the Closing Date Share Merger Consideration at the Closing pursuant to Section 4.01(a)(ii) because it did not deliver its Letter of Transmittal to Pubco or Company prior to the Closing, Pubco shall deliver or cause to be delivered the same to such Company Shareholder within five (5) Business Days following Pubco’s receipt of its Letter of Transmittal, such delivery to be made in the same manner as if being made pursuant to Section 4.01(a)(ii). Until a Company Shareholder has delivered its Letter of Transmittal to Pubco or Company, its Company Ordinary Shares (other than Company Excluded Shares and Company Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive its allocable portion of the Closing Date Share Merger Consideration at the Closing pursuant to Section 4.01(a)(ii). No interest shall be paid or shall accrue upon any Pubco Ordinary Shares due to any Company Shareholder.

(c) If any portion of the Closing Date Share Merger Consideration is to be issued to a Person other than the Person in whose name the applicable Company Ordinary Shares are registered, it shall be a condition to such issuance that (i) Pubco be provided with reasonable evidence of the transfer of such Company Ordinary Shares to such Person, and (ii) the Person requesting such payment shall pay to Pubco any transfer or other Tax required as a result of such issuance to a Person other than the registered holder of such Company Ordinary Shares or establish to the reasonable satisfaction of Pubco that such Tax has been paid or is not payable.

Section 4.04 Withholding. Pubco, SPAC, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or foreign Tax Law. Pubco, SPAC and the Company shall use commercially reasonable efforts to (a) give, or cause the applicable withholding agent to give, advance written notice to the Shareholders’ Representative and the SPAC Shareholders of the intention to make any such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver the certificate described in Section 4.03(b), any withholding required as a result of a failure to deliver an applicable Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 that has been requested by Pubco, SPAC, the Company or any applicable withholding agent, or any withholding on compensatory payments made in connection with this Agreement) which notice shall include the basis for the proposed deduction or withholding, and (b) provide the relevant Company Shareholders and the SPAC Shareholders with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Tax Authority by Pubco, SPAC, the Company or the applicable withholding agent. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 4.05 Company Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, including Section 4.01(a), Company Ordinary Shares issued and outstanding immediately prior to the Effective Time (other than the Company Excluded Shares) and held by a Company Shareholder (each a “Company Dissenting Shareholder”) who has validly exercised and not effectively withdrawn or otherwise lost their rights to dissent from the Acquisition Merger in accordance with Section 238 of the Cayman Companies Act (such shares being referred to collectively as the “Company Dissenting Shares” until such time as such Company Dissenting Shareholder fails to perfect or otherwise loses such Company Dissenting Shareholder’s dissenter’s rights under Section 238 of the Cayman Companies Act with respect to such shares) shall not be converted into a right to receive a portion of the Closing Date Share Merger Consideration, but instead such Company Dissenting Shares shall be automatically canceled and cease to exist by virtue of the Acquisition Merger and shall thereafter represent only the right of the holder thereof to be paid the fair value of such Company Dissenting Shares and such other rights as are granted by the Cayman Companies Act (but, for avoidance of doubt, Company Dissenting Shares shall be included as applicable in the calculation of Pro Rata Portion); provided, however, that if, after the Effective Time, such Company Dissenting Shareholder fails to perfect or prosecute or otherwise waives, effectively withdraws or loses such Company Shareholder’s dissenter’s right pursuant to the Cayman Companies Act or if a court of competent jurisdiction shall determine that such Company Dissenting Shareholder is not entitled to the relief provided by the Cayman Companies Act, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the allocable portion of the Closing Date Share Merger Consideration, if any, to which such Company Dissenting Shareholder is entitled pursuant to Section 4.01(a), without interest thereon. Company shall provide SPAC prompt written notice of any notices of objection or demands for appraisal of Company Ordinary Shares received by the Company, any withdrawal of any such demand and any other demand, notice or instrument delivered to Company prior to the Effective Time pursuant to the applicable Laws that relates to such demand, and SPAC shall be consulted with respect to all material negotiations and proceedings with respect to such demand (and promptly notified of all other negotiations and proceedings with respect to such demand). After the Closing, Pubco shall have the right to direct all negotiations and proceedings with respect to any such demands but shall meaningfully consult with the Company and the Shareholders’ Representative with respect thereto. Prior to the Closing, except with the prior written consent of SPAC, Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY, PUBCO, MERGER SUB 1 AND MERGER SUB 22

Except as set forth in the corresponding section of the Company Disclosure Schedule or in any other section of the Company Disclosure Schedule if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, the Company, Pubco, Merger Sub 1 and Merger Sub 2, jointly and severally, hereby represent and warrant to the SPAC Parties, as of the date hereof (to the extent applicable) and as of the Closing Date, as follows:

Section 5.01 Corporate Organization.

(a) Each of the Company, Pubco, Merger Sub 1 and Merger Sub 2 is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. The Governing Documents of each of the Company, Pubco, Merger Sub 1 and Merger Sub 2 previously made available by the respective Company Party are true, correct and complete and are in effect as of the date of this Agreement.

(b) Each of the Company, Pubco, Merger Sub 1 and Merger Sub 2 is licensed or duly qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02 Subsidiaries. A complete list of each Company Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, is set forth on Company Disclosure Schedule Section 5.02 and a complete list of each Pubco Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, will be set forth on Company Disclosure Schedule Section 5.02 by addendum prior to the Closing Date. The Company Subsidiaries and the Pubco Subsidiaries (as of the Closing Date) have been duly formed or organized and are validly existing and in good standing under the Laws of their jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted and as they are proposed to be conducted. Each Company Subsidiary and each Pubco Subsidiary (as of the Closing Date) is duly licensed or qualified and in good standing as a corporation or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Governing Documents of each Company Subsidiary and each Pubco Subsidiary previously made available by the Company are true, correct and complete and are in effect as of the date of this Agreement and as of the Closing Date, as applicable.

2 NTD: All disclosure carve-out is subject to further review of the disclosure schedules.

Section 5.03 Due Authorization. Each Company Party that is a party to this Agreement has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and (subject to the consents, approvals, authorization and other requirements described in Section 5.05 and obtaining the Requisite Company Shareholder Approval and shareholder approval by each of the Pubco, Merger Sub 1 and Merger Sub 2) to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. Subject to the consents, approvals, authorizations and other requirements described in Section 5.05 and obtaining the Requisite Company Shareholder Approval and shareholder approval by each of the Pubco, Merger Sub 1 and Merger Sub 2, the execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board (or the applicable governance body of the applicable Company Party that is a party hereto or thereto), no other company proceeding on the part of the Company (or such other Company Party that is a party hereto or thereto) is necessary to authorize this Agreement or such Ancillary Agreements or the performance by the Company (or by such other Company Party that is a party hereto or thereto) hereunder or thereunder. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by each Company Party that is a party hereto or thereto, and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company (or such other Company Party), enforceable against the Company (or such other Company Party) in accordance with its terms, subject to the Enforceability Exceptions. The Requisite Company Shareholder Approval and shareholder approval by each of the Pubco, Merger Sub 1 and Merger Sub 2, are the only votes or approval of the holders of any class or series of shares of the Company or of any other Company Party required to approve and adopt this Agreement and approve the Transactions.

Section 5.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.05 and obtaining the Requisite Company Shareholder Approval and shareholder approval by each of the Pubco, Merger Sub 1 and Merger Sub 2 or as set forth on Company Disclosure Schedule Section 5.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and by each other Company Party, and the consummation of the Transactions by the Company or such other Company Party, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Governing Documents of any Company Party (or any Subsidiary thereof), (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to any Company Party (or any Subsidiary thereof), or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 5.12(a), or any Leased Real Property document to which any Company Party (or any Subsidiary thereof) is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of any Company Party (or any Subsidiary thereof).

Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Company Party (or any Subsidiary thereof) with respect to the execution, delivery or performance of this Agreement by any applicable Company Party, or the consummation of the Transactions by any applicable Company Party, except for (a) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) any filings as may be required by the CSRC in relation to the overseas listing of securities offered by PRC enterprises, (c) the filing with the SEC and declaration of effectiveness of the Registration Statement in which the Pubco Ordinary Shares to be issued to the SPAC Shareholders and the Closing Date Share Merger Consideration are registered, (d) the filings of the First Plan of Merger and related documentation with the Cayman Islands Registrar in accordance with the Cayman Companies Act, (e) the filings of the Second Plan of Merger and related documentation with the Cayman Islands Registrar in accordance with the Cayman Companies Act, and (f) as otherwise disclosed on Company Disclosure Schedule Section 5.05.

Section 5.06 Capitalization.

(a) The authorized share capital of the Company as at the date of this Agreement consists of US$50,000 divided into 50,000 Company Ordinary Shares. The issued and outstanding share capital of the Company as at the date of this Agreement consists of 13,727 Company Ordinary Shares. The authorized share capital of Pubco consists of US$50,000 divided into 500,000,000 Pubco Ordinary Shares, of which 1 Pubco Ordinary Share is issued and outstanding as of the date of this Agreement, which is validly issued, fully paid and nonassessable. Company Disclosure Schedule Section 5.06(a) contains a list of all of the holders of the Pubco Ordinary Shares as of the date of this Agreement, the number of Pubco Ordinary Shares as of the date of this Agreement owned by each shareholder, and each shareholder’s residence address.

(b) All of the issued and outstanding Company Ordinary Shares and Company Convertible Securities (i) have been duly authorized and validly issued and allotted and are fully paid, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Company Disclosure Schedule Section 5.06(b), are fully vested. Set forth on Company Disclosure Schedule Section 5.06(b) is a true, correct and complete list of each holder of Company Ordinary Shares and Company Convertible Securities having an interest in more than 5% of the equity interest of the Company. Except as set forth in Section 5.06(a), there are no other Company Ordinary Shares, Company Convertible Securities or other equity interests of the Company authorized, reserved, issued or outstanding.

(c) The capitalization of each Company Subsidiary is set forth on Company Disclosure Schedule Section 5.02. The equity of each Company Subsidiary (i) has been duly authorized and validly issued and allotted and is fully paid, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 5.06(c), there are no other equity interests of any direct or indirect Company Subsidiary authorized, reserved, issued or outstanding.

(d) The authorized share capital of Merger Sub 1 as at the date of this Agreement consists of US$50,000 divided into 50,000 ordinary shares, par value US$1.00 each (each a “Merger Sub 1 Ordinary Share”). The issued and outstanding share capital of Merger Sub 1 as at the date of this Agreement consists of one (1) Merger Sub 1 Ordinary Share. The authorized share capital of Merger Sub 2 as at the date of this Agreement consists of US$50,000 divided into 50,000 ordinary shares, par value US$1.00 each (each a “Merger Sub 2 Ordinary Share”). The issued and outstanding share capital of Merger Sub 2 as at the date of this Agreement consists of one (1) Merger Sub 2 Ordinary Share. The equity of each Pubco Subsidiary (i) has been duly authorized and validly issued and allotted and is fully paid, (ii) was issued in compliance in all material respects with applicable Law, (iii) was not issued in breach or violation of any preemptive rights or Contract, and (iv) is fully vested. Except as set forth in this Section 5.06(d), there are no other equity interests of any direct or indirect Pubco Subsidiary authorized, reserved, issued or outstanding.

(e) As for the previous transfer in equity of the Company Parties: (i) it is commercially reasonable; (ii) all previous equity transfer payments have been paid to relevant parties in accordance with the relevant contracts; (iii) changes in equity has completed the necessary procedures of examination and approval, registration and filing, and there are no potential disputes between the relevant parties; and (iv) any Tax risks arising from equity changes affecting shareholders will not have a material adverse impact on the Company Parties, or will be resolved prior to the consummation of the Acquisition Merger.

Section 5.07 Financial Statements.

(a) The audited consolidated financial statements of the Company (including all subsidiaries) as of and for the fiscal years ended September 30, 2022 and 2023 and unaudited consolidated financial statements of the Company (including all subsidiaries) as of and for the six months ended March 31, 2024, all prepared in conformity with U.S. GAAP under the standards of the PCAOB (the “Financial Statements”) will be provided to the SPAC no later than two weeks following the date of this Agreement. The Financial Statements present fairly, in all material respects, the financial position, results of operations, income (loss), changes in equity and cash flows of the Company and of the Company Subsidiaries as of the dates and for the periods indicated in such Financial Statements (except, in the case of the unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments).

(b) Wei, Wei & Co., LLP, who will audit the consolidated financial statements of the Company and the Company Subsidiaries to be provided in the Registration Statement, is an independent registered public accounting firm as required by the Securities Act and registered with, and subject to review by, the PCAOB.

(c) There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary.

Section 5.08 Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company or its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, (c) disclosed in the Company Disclosure Schedules, or (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder.

Section 5.09 Litigation and Proceedings. Except as set forth in Company Disclosure Schedule Section 5.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company and its Subsidiaries, there are no pending or threatened investigations against any Company Party, or otherwise affecting the assets of any Company Party, including any condemnation or similar proceedings. Neither any Company Party nor any property, asset or business of any Company Party, is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority. There is no unsatisfied judgment or any open injunction binding upon any Company Party.

Section 5.10 Compliance with Laws.

(a) Except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 5.19) and compliance with Tax Laws (which are being made solely pursuant to Section 5.13 and Section 5.15), and, the Company Parties are, and since their respective inception have been, in compliance in all material respects with all applicable Laws. No Company Party has received any written notice from any Governmental Authority of a violation of any applicable Law by any Company Party at any time since their respective inception.

(b) Since their respective inception, (i) there has been no action taken by any Company Party or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any Company Party, in each case, acting on behalf of any Company Party, in violation of any applicable Anti-Corruption Law, (ii) no Company Party has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) each Company Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) no Company Party has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c) No Company Party has engaged in any activity, practice or conduct that would constitute a contravention of any of the applicable Anti-Money Laundering Laws. No Company Party is or has been the subject of any investigation, enquiry or enforcement proceedings by any Governmental Authority or other agency regarding any contravention or alleged contravention under any of the Anti-Money Laundering Laws. No Company Party is aware of any investigation, enquiry or proceeding that is pending or, to the knowledge of the Company, threatened, nor any circumstances likely to give rise to any such investigation, enquiry or proceeding. The Company Parties have conducted themselves in material compliance with the Anti-Money Laundering Laws and have instituted and maintain policies, procedures, systems and controls designed to promote and achieve compliance with the Anti-Money Laundering Laws.

(d) Since their respective inception, (i) there has been no action taken by any Company Party, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of any Company Party, in each case, acting on behalf of any Company Party, in material violation of any applicable International Trade Laws, (ii) no Company Party has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) no Company Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) no Company Party has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

(e) Except as disclosed in the Company Disclosure Schedule Section 5.10, all SAFE Rules and Regulations have been fully complied with by each Company Party and their respective existing direct and indirect shareholders and beneficial owners, and all requisite consents required under the SAFE Rules and Regulations in relation thereto have been duly and lawfully obtained and are in full force and effect, and there exist no grounds on which any such consent may be cancelled or revoked or any Company Party or its legal representative may be subject to liability or penalties for misrepresentations or failure to disclose material information to the issuing SAFE. Each Person who beneficially owns any equity securities of each Company Party and is required to comply with the SAFE Rules and Regulations has registered with SAFE with respect to their direct or indirect holdings of equity securities in the Company Party in accordance with the SAFE Rules and Regulations. Such Person has not received any oral or written inquiries, notifications, orders or any other forms of correspondence from SAFE with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations.

Section 5.11 Intellectual Property.

(a) Company Disclosure Schedule Section 5.11(a) sets forth, as of the date hereof and as of the Closing Date, a true and complete list, including owner, jurisdiction and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of its Subsidiaries (the “Registered Intellectual Property”), all of which are valid, enforceable and subsisting and are sufficient to operate the business as currently conducted. Except as set forth on Company Disclosure Schedule Section 5.11(a), the Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Encumbrances.

(b) Except as set forth on Company Disclosure Schedule Section 5.11(b), no Actions are pending or, to the Company’s knowledge, threatened (including unsolicited offers to license Patents) against any Company Party by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party or by any Company Party or in the conduct of the business of any Company Party. Except as set forth on Company Disclosure Schedule Section 5.11(b) or, no Company Party is a party to any pending Actions claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Company Disclosure Schedule Section 5.11(b), within the five (5) years preceding the date of this Agreement, the Company, its Subsidiaries, its products and services and the conduct of the business of the Company and the Company Subsidiaries have not, to the knowledge of the Company, infringed, misappropriated or otherwise violated the Intellectual Property of any third party. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property. To the knowledge of the Company, the Company or one of its Subsidiaries either own(s), has a valid license to use or otherwise has the lawful right to use, all of the Company IP and IT Systems used in or necessary to conduct its business, except for such Company IP and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the Transactions.

(c)  The Company and each Company Subsidiary have adequate title to all materials necessary to compile and operate the Company Products as currently compiled and operated by the Company and each Company Subsidiary and have not disclosed, delivered, licensed or otherwise made available (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to a valid and enforceable agreements providing for restrictions on use of, and the nondisclosure of, the source code), and the Company and its Subsidiaries do not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code included in any material Owned Intellectual Property to any Person (other than to Persons performing obligations for or on behalf of the Company and its Subsidiaries who have executed or otherwise are subject to valid and enforceable Contracts providing for restrictions on use of, and the nondisclosure of, the source code).

(d) The Company and each Company Subsidiary has undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.

(e) No director, officer or employee of any Company Party has any ownership interest in any of the Owned Intellectual Property. The Company and its Subsidiaries have implemented policies whereby employees and contractors of the Company or any of its Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or any of its Subsidiaries is required to assign to the Company or any of its Subsidiaries all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or one of its Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or one of its Subsidiaries by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or one of its Subsidiaries).

(f) Except as set forth on Company Disclosure Schedule Section 5.11(e), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(g) The Company Parties have obtained all necessary intellectual property rights for their research and development, production and operation, including but not limited to patents, non-patented technologies, trademarks, and other intellectual property rights. These intellectual property rights are sufficient to protect the Company Parties’ core technology and main business operations, and can ensure the Company Parties’ continued normal operation.

Section 5.12 Contracts; No Defaults.

(a) Company Disclosure Schedule Section 5.12(a) contains a true, correct and complete list of, and the Company has made available to SPAC (including written summaries of oral Contracts) true, correct and complete copies of, all Contracts (other than purchase orders) described in clauses (i) through (xvii) below to which, as of the date of this Agreement, any Company Party is a party or by which their respective assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”);

(i) each employee collective bargaining Contract;

(ii) any Contract pursuant to which any Company Party (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the applicable Company Party or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);

(iii) any Contract which restricts or contains any material limitations on the ability of the applicable Company Party to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv) any Contract under which any Company Party has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $100,000;

(v) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by any Company Party, involving consideration in excess of $100,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(vi) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $250,000 in any calendar year;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 5.12 and expected to result in revenue or require expenditures in excess of $250,000 in the fiscal year ended September 30, 2024 and the fiscal year ending September 30, 2025;

(viii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company;

(ix) any Contract that involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices other than those entered into in the ordinary course of business of the Target Companies on behalf of a customers or any ordinary course transactions;

(x) Contracts with Top Customers and Top Suppliers;

(xi) Contracts that obligates the Company Parties to provide continuing indemnification or a guarantee of obligations of a third party after the Effective Time in excess of $100,000;

(xii) any Contract between any (A) Company Party and (B) any directors, officers or employees of a Company Party (other than at will employment, arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xiii) any Contract that obligates the Company Parties to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

(xiv) any Contract that relates to a settlement of any Action for an amount greater than $100,000 entered into within three (3) years prior to the date of this Agreement or under which any Company Party has outstanding obligations (other than customary confidentiality obligations);

(xv) any Contract that provides another Person (other than another Company Party or any manager, director or officer of any Company Party) with a power of attorney;

(xvi) any Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvii) any Contract that is otherwise material to any Company Party and not described in clauses (i) through (xvi) above.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the applicable Company Party, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, are enforceable by the applicable Company Party to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) neither the applicable Company Party or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) no Company Party has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by any Company Party or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since September 30, 2022 through the date hereof, no Company Party has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

Section 5.13 Company Benefit Plans.

(a) Company Disclosure Schedule Section 5.13(a) sets forth an accurate and complete list of each Company Benefit Plan. “Company Benefit Plan” means any employee benefit plan as mandatorily required under the laws of the PRC, and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary or pursuant to which the Company or any Company Subsidiary has or may have any material liabilities.

(b) Each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws in all material respects, and all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(c) With respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no material administrative investigation, audit or other administrative proceeding by any applicable Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(d) Except as set forth in Company Disclosure Schedule Section 5.13(d), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.

Section 5.14 Labor Matters.3

(a) (i) No Company Party is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by any Company Party, (ii) no labor union or organization, works council or group of employees of any Company Party has made a written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with any applicable labor relations authority.

(b) The Company and each of its Subsidiaries (i) is and has been in compliance in all material respects with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, payment of insurance and benefit amounts (whether to employees, regulatory agencies or other third parties), health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by any applicable labor relations authority or received written notice of any unfair labor practice complaint against it pending before any applicable labor relations authority, and (iii) has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages.

3 SPAC/Target Cayman/PRC Counsels to add specific representations, if applicable.

(c) Neither the Company nor any Company Subsidiary is delinquent in payments to any employees or former employees in any material amounts for any services or amounts required to be reimbursed or otherwise paid.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary at the level of managing director or above is in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any Company Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Company Subsidiary or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e) To the knowledge of the Company, all employees of the Company and its Subsidiaries are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f) Neither the Company nor any Subsidiary has incurred any material liability or obligation under any similar state or local Law relating to worker adjustment and retraining that remains unsatisfied.

(g) The Company and each Company Subsidiary has complied in all material respects with its obligations under each agreement, statute, modern award, enterprise agreement or other industrial instrument relating to the employees.

(h) Each person who is subject to a contract for services with the Company or any Company Subsidiary can, subject to any legislation relating to, among other things, unlawful termination and unfair dismissal, be lawfully terminated as an employee on six months’ notice or less without payment of any damages or compensation, including severance or redundancy payments.

(i) The Company and its Subsidiaries have kept adequate and suitable records regarding the service of each employee and such records meet the Company’s and each Company Subsidiary’s record keeping obligations under the labor laws of the PRC.

(j) Neither the Company nor any Company Subsidiary pays salary or provides other benefits to any employee at a rate or in a manner exceeding that person’s entitlement under that employee’s employment agreement, legislation, modern awards, enterprise agreements and industrial instruments applicable to that person.

Section 5.15 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by each Company Party have been duly and timely filed (by taking into account any automatic extensions granted in the ordinary course of business), and all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and orders.

(b) All income and other material Taxes of each Company Party due and payable (whether or not shown on any Tax Return) have been timely paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Each Company Party has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) timely remitted such withheld amounts required to have been remitted to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) No Company Party is currently engaged in any audit, administrative or judicial proceeding with respect to Taxes. No Company Party has received any written notice from a Governmental Authority of a dispute, claim or a proposed deficiency with respect to a material amount of Taxes, other than any disputes, claims or deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where any Company Party does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company Parties, and no written request for any such waiver or extension is currently pending.

(e) No Company Party has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(f) Except with respect to deferred revenue or prepaid subscription revenues collected by the Company or any Company Subsidiary in the ordinary course of business, neither the Company nor any Company Subsidiary, as applicable, will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority; (C) installment sale or open transaction disposition made prior to the Closing other than in the ordinary course of business; or (D) prepaid amount received prior to the Closing, other than in respect of such amounts reflected in balance sheets included in the Financial Statements, or received in the ordinary course of business.

(g) There are no Liens with respect to Taxes on any of the assets of any Company Party, other than Permitted Encumbrances.

(h) Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, or (iii) by contract (except, in each case, for liabilities pursuant to commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(i) Neither the Company nor any Company Subsidiary is a party to or bound by, nor do any of them have any obligation to, any Governmental Authority or other Person (other than the Company or any of its Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(j) No Company Party has ever made an election, since its incorporation, under Section 1362(a) of the Code to be treated as an “S corporation” for United States federal, state or local income tax purposes. No Company Party has ever made, since its incorporation, an election pursuant to Section 301.7701-3 of the Treasury Regulations promulgated under the Code electing for it to be classified as a partnership or disregarded entity for United States federal income tax purposes.

(k) No Company Party is, or has been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Company and each Company Subsidiary is in compliance in all material respects with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(m) All documents, instruments, contracts, agreements, deeds or transactions which are liable to duty, or necessary to establish the title of each Company or Subsidiary to an asset, have had Tax paid in full in accordance with all applicable Tax Laws.

(n) No event has occurred, or will occur, as a result of anything provided for in this agreement, or as a result of this agreement itself, as a result of which any Tax from which the Company or any Company Subsidiary may have obtained an exemption or other relief may become payable on any document, instrument, contract, agreement, deed or transaction, and each Company Party is in compliance in all material respects with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to a Company Party.

(o) Each Company Party is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(p) No charge to Tax will arise on any Company Party or the SPAC as a result of entering into, or completion of, this Agreement (or the transactions contemplated by this Agreement), and the implementation of the transactions contemplated by this Agreement will not result in the withdrawal or clawback of any exemption or relief previously claimed by it or any asset being deemed to have been disposed of and reacquired for Tax purposes, or the forfeiture of any relief, loss, expense or allowance.

(q) No Company Party is a controlled foreign corporation (as defined in Section 957 of the Code) or a passive foreign investment company (as defined in Section 1297 of the Code).

(r) No Company Party has taken, or permitted or agreed to take, any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Brokers’ Fees. Except as described on Company Disclosure Schedule Section 5.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Company Party for which any Company Party has any obligation.

Section 5.17 Insurance. Company Disclosure Schedule Section 5.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company and each Company Subsidiary as of the date of this Agreement. With respect to each such insurance policy required to be listed on Company Disclosure Schedule Section 5.17, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened, (iv) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals, and (v) no claims have been made in writing since September 30, 2022.

Section 5.18 Real Property; Assets.

(a) Company Disclosure Schedule Section 5.18(a) contains a true, correct and complete list of all real property owned by the Company or any Company Subsidiary. The Company has made available to SPAC true, correct and complete copies of certificates of all real property owned by the Company or any Company Subsidiary.

(b) Company Disclosure Schedule Section 5.18(b) contains a true, correct and complete of all Leased Real Property. The Company has made available to SPAC true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or any Company Subsidiary is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c) Except as set forth in Company Disclosure Schedule Section 5.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to SPAC and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the Transactions, will entitle Company or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d) No material default or breach by (i) the Company or any Company Subsidiary or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would reasonably be expected to constitute a material default or breach under any Real Estate Lease Document by the Company or any Company Subsidiary, on the one hand, or by the other parties thereto, on the other hand. Neither the Company nor any Company Subsidiary has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. Neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company (or the applicable Company Subsidiary) has a good and valid leasehold title to each Leased Real Property subject only to Permitted Encumbrances.

(e) Neither the Company nor any Company Subsidiary has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Encumbrances or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

Section 5.19 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) the Company and each Company Subsidiary is and, during the last three (3) years has been, in compliance with all Environmental Laws;

(b) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the operations of the Company or any Company Subsidiary off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or any Company Subsidiary owned or leased such property;

(c) neither the Company nor any Company Subsidiary is subject to, nor has any of the foregoing received any Governmental Order relating to, any non-compliance with Environmental Laws by the Company or any Company Subsidiary or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d) no Action is pending or, to the knowledge of the Company, threatened, and no investigation is pending or, to the knowledge of the Company, threatened, in each case with respect to the compliance by the Company or any Company Subsidiary with or liability under Environmental Law;

(e) the Company has made available to SPAC all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any Company Subsidiary may be liable in its possession, custody or control;

(f) Notwithstanding any other provision of this Article IV, this Section 5.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 5.20 Absence of Changes. Except (i) as set forth on Company Disclosure Schedule Section 5.20 and (ii) in connection with the Transactions, from September 30, 2023 through and including the date of this Agreement, the Company Parties (1) have, in all material respects, conducted their respective businesses and operated their properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) have not taken any action that would require the consent of SPAC pursuant to Section 7.01 if such action had been taken after the date hereof.

Section 5.21 Affiliate Agreements. Except as set forth on Company Disclosure Schedule Section 5.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in any Company Party, no Company Party is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any Company Party, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Company Party or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing.

Section 5.22 Internal Controls. The Company (including the Company Subsidiaries) maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.23 Permits. The Company and its Subsidiaries have obtained and hold all material Permits (the “Material Permits”) that are required to own, lease or operate their respective properties and assets and to conduct their respective businesses as currently conducted. Each Material Permit is in full force and effect in accordance with its terms; no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries; to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and the Company and its Subsidiaries are in compliance with all Material Permits applicable to the Company or its Subsidiaries.

Section 5.24 Registration Statement. None of the information relating to the Company Parties supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

Section 5.25 Operation of the Business during COVID-19. None of the actions and inactions by the Company or any Company Subsidiary prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company or any Company Subsidiary experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 7.01.

Section 5.26 Books and Records. The books and records of the Company and each Subsidiary have been maintained, in all material respects in accordance with reasonable business practice.

Section 5.27 Sufficiency of Assets. The Company and its Subsidiaries own, have the right to use, or have good and valid title to and have full power and right to, all of the assets necessary and sufficient to operate the business, as currently conducted and as proposed to be conducted.

Section 5.28 Top Suppliers and Top Customers. Company Disclosure Schedule Section 5.28 sets forth the top five (5) suppliers (the “Top Suppliers”) and top five (5) customers (the “Top Customers”) based on the aggregate value of the transaction volume of the Company and its Subsidiaries with such counterparty during the fiscal year ended September 30, 2022 and 2023 and the six months ended March 31, 2024, respectively. None of the Top Suppliers nor any of the Top Customers has, as of the date of this Agreement, notified the Company or any of its Subsidiaries in writing, or to the knowledge of the Company or its applicable Subsidiary, verbally: (i) that it will, or, to the knowledge of the applicable Company Party, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or such Subsidiary (other than due to the expiration or non-renewal of an existing contractual arrangement or the exercise, non-exercise or lapse of any existing right); or (ii) that it is in a dispute with the Company (or such Subsidiary) or its business, save for any such aforementioned changes or disputes which would not result in a Company Material Adverse Effect.

Section 5.29 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports (other than disclosures contained or referenced under the captions “Risk Factors”, “Cautionary Note Regarding Forward-Looking Statements” and any other disclosures containing risks that are predictive, cautionary or forward-looking in nature), or any disclosure schedules delivered by SPAC to the Company and accepted by the Company on the date hereof attached hereto as Schedule III (the “SPAC Disclosure Schedule”) if the application of the disclosure to such other section is reasonably apparent on the face of such disclosure, SPAC represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing Date, as follows:

Section 6.01 Organization and Qualification. SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

Section 6.02 Authority and Enforceability.

(a) (i) SPAC has all requisite power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 6.04 and obtaining the Required SPAC Shareholder Approval) to perform its obligations hereunder and to consummate the transactions contemplated hereby; and (ii) SPAC has taken all requisite corporate action to authorize the execution and delivery of this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 6.04 and obtaining the Required SPAC Shareholder Approval) the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by SPAC and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b) SPAC has all requisite power and authority to execute and deliver the Ancillary Agreements to which it will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 6.04 and obtaining the Required SPAC Shareholder Approval) to perform its obligations thereunder and to consummate the transactions contemplated thereby. SPAC has, or prior to the Closing will have, taken all requisite corporate or other actions to authorize the execution and delivery of the Ancillary Agreements to which it will be a party, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. Each Ancillary Agreement, if and when executed by SPAC upon the terms and subject to the conditions set forth in this Agreement, will be duly executed and delivered by SPAC and, assuming the due authorization, execution and delivery by each of the other parties thereto, each Ancillary Agreement will constitute the legal, valid and binding obligation of SPAC enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(c) SPAC’s board of directors (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of SPAC Shareholders, (ii) approved this Agreement, the Ancillary Agreements to which SPAC is or will be a party and the Transactions, including the Mergers and the First Plan of Merger, (iv) approved the Transactions as a Business Combination (as defined in the SPAC’s Governing Documents) and (v) recommended the approval of the SPAC Party Shareholder Approval Matters by the SPAC Shareholders (the “SPAC Board Recommendation”).

(d) The Required SPAC Shareholder Approval is the only vote or approval of the holders of any class or series of equity securities of the SPAC required to approve and adopt this Agreement and approve the Transactions.

Section 6.03 SEC Reports, Financial Statements.

(a) SPAC has filed or otherwise furnished (as applicable) to the SEC all registration statements, prospectuses, forms, reports and other documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC since February 20, 2024 (such documents and any other documents filed by SPAC with the SEC, as have been supplemented, modified or amended since the time of filing, including all information incorporated therein by reference, collectively, the “SPAC SEC Reports”). Each of the SPAC SEC Reports, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply with the applicable requirements of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the SPAC SEC Reports. As of their respective filing or furnishing dates (or, if supplemented, modified or amended since the time of filing or furnishing, as of the date of the most recent supplement, modification or amendment), none of the SPAC SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding written comments from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(b) The financial statements (including all related notes and schedules thereto), contained in the SPAC SEC Reports (or incorporated therein by reference) (the “SPAC Financial Statements”) have been prepared in all material respects in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of SPAC and its Subsidiaries as of the dates thereof and the results of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of the unaudited SPAC Financial Statements, to the absence of footnotes and normal year-end adjustments and to any other adjustments described therein).

Section 6.04 Governmental Filings and Consents. No consents, approvals, authorizations or waivers of, or notices or filings with, any Governmental Authority are required to be made or obtained by SPAC in connection with the execution and delivery of this Agreement and the Ancillary Agreements by SPAC, as applicable, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, except for (a) the filing with the SEC and declaration of effectiveness of the Registration Statement in which the Closing Date Share Merger Consideration is registered, (b) the filings of the First Plan of Merger and related documentation with the Cayman Islands Registrar in accordance with the Cayman Companies Act and (c) such other consents, approvals, authorizations, waivers, notices and filings the failure of which to be made or obtained individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.05 No Violations. Assuming the consents, approvals, authorizations, waivers, notices and filings referred to in Section 6.04 are obtained or made, the execution and delivery of this Agreement and the Ancillary Agreements by SPAC, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of SPAC, (b) conflict with or result in a violation or breach of any provision of any Law or Permit applicable to SPAC, (c) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or material breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material Contract to which SPAC is a party or (d) result in the creation or imposition of any material Encumbrance, other than Permitted Encumbrances, on any properties or assets of SPAC, in the case of clauses (c) and (d) as, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.06 Valid Issuance of SPAC Ordinary Shares. The authorized share capital of SPAC as at the date of this Agreement consists of US$50,000 consisting of 500,000,000 SPAC Ordinary Shares. The issued and outstanding share capital of SPAC as at the date of this Agreement consists of 8,963,000 SPAC Ordinary Shares. All SPAC Ordinary Shares issued as at the date of this Agreement and as at Closing, has been duly authorized, validly issued, fully paid and nonassessable free and clear of all Encumbrances (other than restrictions on transfer imposed by federal and state securities Laws). The issuance thereof did not violate or conflict with any provisions of applicable U.S. federal or state Law or the rules, regulations and policies of Nasdaq or any other applicable stock exchange or securities regulatory authority and will not be issued in contravention of any other Person’s rights therein or with respect thereto.

Section 6.07 Litigation. There is no Action or claim pending or, to the Knowledge of SPAC, threatened, or, to the Knowledge of SPAC, governmental investigation threatened or pending by, against or involving SPAC or any of its properties or assets, the outcome of which, individually or in the aggregate, would reasonably be expected to have a SPAC Material Adverse Effect.

Section 6.08 Fees to Brokers and Finders. Except as set forth on Section 6.08 of the SPAC Disclosure Schedule, SPAC has no obligation to pay any fee or commission to any investment banker, broker, financial adviser, finder or other similar intermediary in connection with the transactions contemplated by this Agreement.

Section 6.09 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by SPAC have been duly filed (taking into account any automatic extensions of time to file Tax Returns obtained in the ordinary course of business), and all such Tax Returns are true, correct, and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and orders.

(b) All material amounts of Taxes due and owing by SPAC have been paid within applicable time limits other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d) SPAC has not engaged in any material audit, examinations, investigations, or Action with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that SPAC is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements (other than any agreements entered into in the ordinary course of business) extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SPAC and no written request for any such waiver or extension is currently pending.

(e) Since the date of its formation, neither SPAC nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f) SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(g) There are no Liens with respect to Taxes on any of the assets of SPAC, other than Permitted Encumbrances.

(h) SPAC does not have material liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by contract (except, in each case, for liabilities pursuant to commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(i) SPAC is not a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (except, in each case, for any such agreements that are commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).

(j) SPAC has not taken, permitted or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(k) SPAC is, and has always been resident only in its jurisdiction of incorporation for Tax purposes and is not and has not been, treated as having a permanent establishment (within the meaning of an applicable Tax treaty), branch or taxable presence in any jurisdiction other than in its jurisdiction of incorporation.

(l) No charge to Tax will arise on SPAC as a result of entering into, or completion of, this Agreement (or the transactions contemplated by this Agreement), and the implementation of the transactions contemplated by this Agreement will not result in the withdrawal or clawback of any exemption or relief previously claimed by it or any asset being deemed to have been disposed of and reacquired for Tax purposes, or the forfeiture of any relief, loss, expense or allowance.

Section 6.10 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this ARTICLE VI or in the Ancillary Agreements to which SPAC is party, neither SPAC nor any of its Affiliates, nor any of its or their respective Representatives, makes or has made, and none of the Company, any of its Affiliates or any Company Shareholder, nor any of its or their respective Representatives relies or has relied upon, any other representation or warranty on behalf of SPAC. SPAC expressly disclaims, and the Company and each Company Shareholder expressly disclaims any reliance on, any and all other representations and warranties, whether express or implied.

ARTICLE VII

COVENANTS

Section 7.01 Conduct of Business. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), except as otherwise expressly required by, and in accordance with, this Agreement, including the taking of actions and the consummation of the transactions contemplated hereby, as set forth in Section 7.01 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of SPAC (which consent shall not unreasonably be withheld, conditioned or delayed), the Company and each Company Subsidiary, and Pubco, Merger Sub 1 and Merger Sub 2 shall (x) conduct its business in the ordinary course of business, and (y) preserve intact its business organization and operations and maintain its relationships and goodwill with employees, contractors, customers, suppliers, Governmental Authorities and others having business relationships with the Company. Without limiting the generality of Section 7.01 and except as contemplated by the terms of this Agreement or the Ancillary Agreements, or as required by applicable Law, during the Interim Period, without the prior written consent of SPAC (which consent shall not unreasonably be withheld, conditioned or delayed), the Company and each Company Subsidiary, and Pubco, Merger Sub 1 and Merger Sub 2 shall not:

(a) (i) declare, set aside or pay any dividend or distribution on any shares of its capital stock or other equity interests or (ii) purchase, redeem or repurchase any shares of its capital stock or other equity interests;

(b) issue, sell, pledge, transfer, dispose of or encumber any shares of its capital stock or other equity interests or securities exercisable or convertible into, or exchangeable or redeemable for, any such shares or other equity interests, or any rights, warrants, options, calls or commitments to acquire any such shares or other equity interests, or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person without the written consent from SPAC;

(c) split, combine, subdivide or reclassify any of its capital stock or other equity interests;

(d) (i) incur any Indebtedness (directly, contingently or otherwise) in excess of $250,000 individually or $1,000,000 in the aggregate, (ii) incur or accrue any trade payables or other liabilities (other than Indebtedness) outside the ordinary course of business, or (iii) waive any material claims or rights of, or cancel any debts to, and of, the Company or any Company Subsidiary;

(e) amend (by merger, consolidation or otherwise) its Governing Documents or cause those of any Subsidiary to be amended, (ii) form any Subsidiary or (iii) acquire an interest in a variable interest entity;

(f) voluntarily adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;

(g) (i) purchase, sell, lease, exchange, pledge, encumber, issue or otherwise dispose of or acquire any property or assets outside the ordinary course of business, (ii) grant or take any other action that will result in the imposition of an Encumbrance, other than Permitted Encumbrances, on any material property or assets of the Company or any Company Subsidiary, or (iii) make or incur any capital expenditure in excess of $250,000 individually or $1,000,000 in the aggregate or that are not contemplated by the capital expenditure budget of the Company (or any Company Subsidiary) previously provided to SPAC;

(h) (i) amend, assign, renew, extend or terminate any existing Material Contract (unless terminated by the other parties thereto or expired in accordance with the terms of such Material Contract), (ii) enter into any Contract that would be a Material Contract if in effect on the date hereof or (iii) waive, release or assign any material rights or claims under any existing Material Contract;

(i) (i) sell, transfer or license any Intellectual Property to any Person, other than non-exclusive licenses granted in the ordinary course of business pursuant to User Agreements or Immaterial Licenses, (ii) abandon, withdraw, dispose of, permit to lapse or fail to preserve any Company IP, (iii) take any action that could reasonably be expected to trigger the release of source code of any material software of any Company Parties to any third party, or (iv) disclose any material Trade Secrets owned or held by the Company or any Company Subsidiary to any Person who has not entered into a written confidentiality agreement and is not otherwise subject to confidentiality obligations;

(j) pay, settle, release or forgive any Action or threatened Action, or waive any right thereto, in excess of $100,000 individually and $250,000 in the aggregate;

(k) make any filings with any Governmental Authority relating to (i) the withdrawal or surrender of any license or Permit held by the Company or any Company Subsidiary or (ii) the withdrawal by the Company or any Company Subsidiary from any lines or kinds of business;

(l) (i) make, revoke or amend any income or other material Tax election, (ii) enter into any closing agreement, settlement or compromise of any Tax-related Liability or refund, (iii) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax, (iv) file any request for rulings or special Tax incentives with any Tax Authority, (v) surrender any right to claim a Tax refund, offset or other reduction in Tax-related Liability, (vi) adopt or change any method of Tax accounting, (vii) file any Tax Return inconsistent with past practice, (viii) amend any Tax Return or (ix) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax;

(m) other than as required by the terms of any Company Benefit Plan as in effect on the date hereof and listed on Section 5.13 of the Company Disclosure Schedule, (i) grant or increase any severance, change in control, retention or termination pay of (or amend any existing severance, change in control, retention or termination pay arrangement with) any Company Service Provider, (ii) establish, enter into, adopt, renew, terminate, modify or amend any Company Benefit Plan (or any new arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), (iii) take any action to accelerate the vesting or payment of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company Benefit Plan, (iv) increase the compensation payable to any Company Service Provider, except increases in annual base salary or wage rate in the ordinary course of business to those current employees of the Company or any Company Subsidiary not to exceed ten percent (10%) with respect to any Company Service Provider, (v) grant any awards under any bonus, incentive, performance, equity or other compensation plan or arrangement or Company Benefit Plan or (vi) except as may be required by GAAP or applicable Law, change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

(n) (i) terminate the employment of any employee of the Company or any Company Subsidiary (other than terminations for cause, death or disability, as a result of a voluntary resignation of such employee or for cause (as determined in good faith by the Company or any Company Subsidiary)), (ii) hire any new employee or engage any consultant or independent contractor other than in the ordinary course of business, (iii) waive the restrictive covenant obligations of any Company Service Provider, or (iv) implement any group layoffs or furloughs, whether temporary or permanent, with respect to any employee of the Company or any Company Subsidiary;

(o) (i) modify, extend, or enter into any Collective Bargaining Agreement or (ii) recognize or certify any labor or trade union, works council, employee representative body, labor organization, or group of employees of the Company or any Company Subsidiary as the bargaining representative for any employees of the Company or any Company Subsidiary;

(p) voluntarily terminate, cancel or materially modify or amend any insurance coverage maintained by the Company or any Company Subsidiary with respect to any material assets without, to the extent commercially reasonable to do so, replacing such coverage with a comparable amount of insurance coverage;

(q) (i) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing or (ii) establish any Subsidiary, enter into any new lines of business or introduce any new material products or services;

(r) (i) change any of the material accounting, financial reporting or tax principles, practices or methods used by the Company or any Company Subsidiary, except as may be required in order to comply with changes in GAAP or applicable Law, or (ii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(s) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(t) take any action that would reasonably be expected to significantly delay or impair the obtaining of any governmental approvals required to be obtained in connection with this Agreement;

(u) issue or propose to issue any Company Convertible Securities;

(v) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights; or

(s) enter into any Contract with respect to any of the foregoing.

Nothing contained in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

During the Interim Period, neither the Company, Pubco nor any of the Pubco Subsidiaries shall take any actions or enter into any agreements, or conduct any business or affairs, except as otherwise expressly required by, and in accordance with, this Agreement, including the taking of actions and the consummation of the transactions contemplated hereby, as required by applicable Law or with the prior written consent of SPAC (which consent shall not unreasonably be withheld, conditioned or delayed).

Section 7.02 Access to Information; Confidentiality.

(a) During the Interim Period, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC Parties and their Representatives who are bound by a confidentiality agreement reasonable access during normal business hours upon reasonable advance notice to (and, as applicable, the right to then inspect) all of the officers, directors, employees, books and records, Contracts and other documents and data of the Company Parties as any SPAC Party or any of their Representatives may reasonably request for the purpose of facilitating the consummation of the transactions contemplated hereby, including but not limited to the filing of the Registration Statement with the SEC; provided, however, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets or violate any obligations with respect to confidentiality in any agreement with a third party or violate any applicable Law or (ii) to disclose information or materials protected by attorney-client, attorney work product or other legally recognized privileges or immunity from disclosure. In exercising its rights hereunder, each SPAC Party shall take commercially reasonable efforts conduct itself, and shall take commercially reasonable efforts to cause its Representatives to conduct themselves, so as not to unreasonably interfere in the conduct of the Company’s businesses.

(b) The parties each acknowledge that the information and access provided to it pursuant to this Section 7.02 shall be subject to the terms and conditions of the Confidentiality Agreement and all applicable Law. Effective as of the Closing, the Confidentiality Agreement shall cease to have any force or effect.

Section 7.03 Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, as promptly as reasonably practicable, all actions, and to do, or cause to be done, as promptly as reasonably practicable, all things necessary or advisable under applicable Laws to consummate and make effective the SPAC Merger, the Acquisition Merger and the other transactions contemplated hereby as promptly as practicable, including by using commercially reasonable efforts to take all action necessary to satisfy all of the conditions to the obligations of the other party or parties hereto to effect the SPAC Merger and the Acquisition Merger, to obtain any necessary waivers, consents and approvals and to effect all necessary registrations and filings with Governmental Authorities and to remove any injunctions or other impediments or delays, legal or otherwise, in each case in order to consummate and make effective the SPAC Merger, the Acquisition Merger and the other transactions contemplated by this Agreement.

(b) The Company shall use (and shall cause its Affiliates to use) its commercially reasonable efforts to fulfill the filing procedure with the CSRC and report relevant information in a timely manner per the requirements of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, promulgated by the CSRC on February 17, 2023 (the “Overseas Listing Trial Measures”) and the supporting guidelines of the Overseas Listing Trial Measures.

(c) With respect to Pubco, during the Interim Period, the Company, Pubco and the Shareholders’ Representative shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

Notwithstanding anything to the contrary herein, in connection with the exercise of any commercially reasonable efforts or other standard of conduct pursuant to this Agreement, neither the Company nor SPAC shall be required, in respect of any provision of this Agreement, to pay any extraordinary fees, expenses or other amounts to any Governmental Authority or any party to any Contract (excluding, for the avoidance of doubt, ordinary course fees and expenses of their respective attorneys and advisors), commence or participate in any Action or offer or grant any accommodation (financial or otherwise) to any third party, dispose of any assets, incur any material obligations or agree to any of the foregoing.

Section 7.04 Resignations. The SPAC shall cause all of its directors to resign from such directorship, and all of its officers to resign from their offices, in each case effective as of the SPAC Merger Effective Time (collectively, the “Resignations”).

Section 7.05 SEC Filings.

(a) The parties acknowledge that:

(i) The SPAC Shareholders and the Company Shareholders must approve the transactions contemplated by this Agreement prior to the Acquisition Merger and the SPAC Merger contemplated hereby being consummated and that, in connection with such approval, SPAC must call a special meeting of its shareholders requiring SPAC to prepare and file with the SEC the Registration Statement, which will contain a Proxy Statement/Prospectus (as defined in Section 7.14);

(ii) SPAC will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) SPAC will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing SPAC makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company will, and will use its commercially reasonable efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use their commercially reasonable efforts to (i) cooperate with SPAC, (ii) respond to questions about the Company required in any filing or requested by the SEC, and (iii) provide any information requested by SPAC in connection with any filing with the SEC.

(c) The Company acknowledges that a substantial portion of the filings with the SEC and mailings to SPAC’s shareholders with respect to the Proxy Statement/Prospectus shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practicable provide SPAC with such information as shall be reasonably requested by SPAC for inclusion in or attachment to the Proxy Statement/Prospectus, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company and its Shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. The Company understands that such information shall be included in the Proxy Statement/Prospectus and/or responses to comments from the SEC or its staff in connection therewith and mailings. The Company shall cause its managers, directors, officers and employees (and those of the Company Subsidiaries) to be reasonably available to SPAC and their counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company).

Section 7.06 Financial Information.

(a) As soon as reasonably practicable but no later than two weeks following the date of this Agreement, the Company will deliver to the SPAC Parties the Financial Statements. The Financial Statements shall, among other things, be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The Financial Statements will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company will provide additional financial information as reasonably requested by the SPAC Parties for inclusion in any filings to be made by the SPAC Parties with the SEC.

(b) During the Interim Period, within twenty (20) calendar days following the end of each calendar month, the Company shall deliver to SPAC an unaudited consolidated income statement for such calendar month and an unaudited consolidated balance sheet as of such calendar month end of the Company Parties, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Company Parties as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to SPAC copies of any audited consolidated financial statements of the Company Parties that the Company Parties’ certified public accountants may issue.

Section 7.07 No Trading. The Company, Pubco, Merger Sub 1, Merger Sub 2 and the Shareholders’ Representative each acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub 2, Merger Sub 2 and the Shareholders’ Representative each hereby agrees that, while it is in possession of any material nonpublic information of SPAC, it shall not purchase or sell any securities of SPAC (other than to engage in the Mergers in accordance with this Agreement), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws or cause or encourage any third party to do any of the foregoing.

Section 7.08 Insurance Policies. If so requested by SPAC, the Company Parties shall cooperate, and shall cause their Affiliates and Representatives to cooperate, with SPAC Parties, and shall execute and deliver such documents and take such actions as SPAC Parties may reasonably request (but with effect only upon the Effective Time), in order to enable SPAC to extend its existing insurance policies to cover the business and associated assets of the Company effective from and after the Closing.

Section 7.09 Exclusivity. During the Interim Period, neither the SPAC nor the Company shall, and shall cause its officers, directors, employees, agents, representatives and Affiliates (including for this purpose commonly Controlled Affiliates and Subsidiaries) not to, directly or indirectly, (a) solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any corporation, partnership, person or other entity or group (other than SPAC and its Subsidiaries and Representatives) regarding any Acquisition Proposal, (b) enter into, continue with or participate in any discussions or negotiations with, or provide any information to, any Person (other than SPAC and its Subsidiaries and Representatives) concerning a possible Acquisition Proposal or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. During the Interim Period, upon receipt by the Company or any of its commonly Controlled Affiliates of any offer, proposal, indication of interest, request or inquiry that could reasonably be expected to lead to an Acquisition Proposal, the Company shall within one (1) Business Day (i) notify SPAC in writing of its receipt of such Acquisition Proposal and (ii) communicate to SPAC in writing in reasonable detail the terms of any such Acquisition Proposal (including providing SPAC with a written statement with respect to any non-written Acquisition Proposal received, which statement must include the terms thereof). In addition, the Company will within one (1) Business Day advise SPAC in writing of any material modification or proposed modification to such Acquisition Proposal and any other information necessary to keep SPAC informed in all material respects regarding the status and details of such Acquisition Proposal.

Section 7.10 Shareholder Consents.

(a) The Company shall use commercially reasonable efforts to take all action necessary in accordance with this Agreement, the Company Governing Document, and the applicable Laws, to obtain the Requisite Company Shareholder Approval, if so required under Laws of the Cayman Islands, for the transactions contemplated in this Agreement. The Company’s obligation to use commercially reasonable efforts to obtain the Requisite Company Shareholder Approval pursuant to this Section 7.10 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by Company’s board of directors of its unanimous recommendation to the holders of Company Ordinary Shares in favor of the adoption of this Agreement and the approval of the Acquisition Merger. Upon obtaining the Requisite Company Shareholder Approval, Company shall promptly deliver copies of the documents evidencing the obtainment of the Requisite Company Shareholder Approval to SPAC.

(b) If required under Law, the Company shall prepare and mail (or email) to each Company Shareholder, a notice (as it may be amended or supplemented from time to time, the “Shareholder Notice”) setting out the material terms of this Agreement. Prior to its delivery, SPAC shall be entitled to review the Shareholder Notice and Company shall take reasonable steps to reflect any comments received from SPAC or its Representatives in the Shareholder Notice, and, following its delivery, no amendment or supplement to the Shareholder Notice shall be made by the Company without the approval of SPAC. The Company shall not include in the Shareholder Notice any information with respect to SPAC or any of its Affiliates, the form and content of which information shall not have been approved by SPAC prior to such inclusion (such approval not to be unreasonably withheld, delayed or conditioned). Each of SPAC and the Company agree to direct their respective Representatives to reasonably cooperate in the preparation of the Shareholder Notice and any amendment or supplement thereto.

Section 7.11 Public Disclosure. The parties shall agree on the form, content and timing of any initial press release, and, except with the prior written consent of the Shareholders’ Representative and SPAC (which consent shall not be unreasonably withheld, delayed or conditioned), shall not issue nor shall any Affiliate or Representatives of such party issue any other press release or other public statement or public communication, with respect to this Agreement or the transactions contemplated hereby; provided that the Shareholders’ Representative, the Company and SPAC may (and in the case of clause (b) and (c) below any Representative of any of the foregoing may), without the prior written consent of such other parties, make such public statement or issue such public communication (a) as may be required by applicable Law or the requirements of any applicable stock exchange and, if practicable under the circumstances, after reasonable prior consultation with such other parties (and allowing such parties and their Representatives to review the text of the disclosure before it is made), (b) that consists solely of information contained in prior announcements made by any or all of SPAC, the Company, the Company Shareholders or any of their respective Representatives in accordance herewith, or (c) to enforce its rights or remedies under this Agreement or the Ancillary Agreements; provided, that the parties will be responsible for disclosures made by their respective Representatives in violation of the terms of this Section 7.11.

Section 7.12 Pubco Listing. Pubco shall ensure (and the Company shall use commercially reasonable efforts to ensure) that, at or prior to the Closing, the shares of Pubco Ordinary Shares that will be part of the Closing Date Share Merger Consideration, as well as the Pubco Ordinary Shares to be issued in the SPAC Merger, are approved for listing on Nasdaq, subject to official notice of issuance (if applicable), which approval shall be a condition to the obligations of SPAC and the Company under this Agreement.

Section 7.13 Directors’ and Officers’ Indemnification and Exculpation.

(a) Each party agrees that all rights to indemnification and exculpation for acts or omissions occurring prior to the Closing now existing in favor of the current or former directors or officers of the Company Parties and of the SPAC who have the right to indemnification or exculpation by the Company Parties and/or the SPAC, as applicable (collectively, the “Covered Persons”), as provided in their Governing Documents shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms for a period of not less than three (3) years from the Closing. Pubco will cause the applicable Company Party and/or the SPAC to perform and discharge all obligations to provide such indemnity and exculpation during such three (3) year period and to advance expenses in connection with such indemnification as provided in the Governing Documents (or other applicable agreements) of the SPAC or the applicable Company Party in effect as of immediately prior to the Effective Time.

(b) Prior to the Closing Date, SPAC may obtain a “tail” insurance policy that provides coverage for up to a three-year period from the Closing Date, for the benefit of the current or former directors and officers of the SPAC Parties (the “SPAC Covered Persons”) on terms and conditions reasonably that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the SPAC’s directors’ and officers’ liability insurance policy as of the date of this Agreement. Pubco shall maintain, or cause to be maintained, such D&O Tail Insurance in full force and effect, for its full term, without lapses in coverage and honor all obligations thereunder. If Pubco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Pubco shall assume all of the obligations set forth in this Section 7.13(b).

Section 7.14 Registration Statement.

(a) As promptly as reasonably practicable following the execution and delivery of this Agreement, the Company Parties and SPAC shall prepare and cause to be filed with the SEC a registration statement on Form F-4 or Form S-4, as determined by the parties (as amended or supplemented from time to time, and including the Proxy Statement/Prospectus contained therein, the “Registration Statement”), in connection with the registration under the Securities Act of the Pubco Ordinary Shares to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement/Prospectus. The Registration Statement shall include a Proxy Statement of SPAC as well as a prospectus for the offering of Pubco Ordinary Shares to the SPAC Shareholders and Company Shareholders (as amended, the “Proxy Statement/Prospectus”) for the purpose of soliciting proxies from SPAC’s shareholders for the matters to be acted upon at the SPAC Special Meeting and providing the public shareholders of SPAC an opportunity in accordance with the SPAC’s Governing Document and the final IPO prospectus of SPAC, dated February 20, 2024 (the “SPAC Prospectus”) to exercise their SPAC Shareholder Redemption Right. The Proxy Statement/Prospectus shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at a special meeting of the SPAC Shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the First Plan of Merger, the Ancillary Agreements and the transactions contemplated hereby or thereby, including the SPAC Merger, by the holders of SPAC Ordinary Shares in accordance with SPAC’s Governing Documents, the Cayman Companies Act and the rules and regulations of the SEC and Nasdaq, (ii) the election of the directors of Pubco as set forth in Section 3.03 of this Agreement, (iii) such other matters as the Company and the SPAC Parties shall hereafter mutually determine to be necessary or appropriate in order to effect the SPAC Merger and the other transactions contemplated by this Agreement, (iv) the adoption and approval of the Pubco Equity Incentive Plan and (v) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or to seek reversals of exercises of the SPAC Shareholder Redemption Right (the “Adjournment Proposal”) (the approvals described in foregoing clauses (i) through (v), collectively, the “SPAC Party Shareholder Approval Matters”). The Proxy Statement/Prospectus shall include the SPAC Board Recommendation and neither the SPAC board of directors nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation. In connection with the Registration Statement, SPAC, Pubco, the Company, Merger Sub 1 and Merger Sub 2, as applicable, will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement requirements set forth in SPAC’s Governing Documents, Cayman Islands Law and the rules and regulations of the SEC and Nasdaq. The SPAC Parties shall provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the SPAC Parties with such information concerning the Company Parties and their controlled Affiliates, equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company’s auditors.

(b) Each of SPAC and the Company Parties shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Acquisition Merger. Each of SPAC and the Company Parties shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement/Prospectus. Promptly after the Registration Statement is declared effective under the Securities Act, SPAC will cause the Proxy Statement/Prospectus to be sent to shareholders of SPAC in accordance with SPAC’s Governing Documents and applicable Law.

(c) Each of SPAC and the Company Parties shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If SPAC or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) SPAC, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. SPAC and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, as applicable, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Governing Documents. Each of the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(d) Each party shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company, SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Proxy Statement/Prospectus (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

Section 7.15 [Reserved]

Section 7.16 Notices of Certain Events. Each party shall promptly notify the other parties of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Ordinary Share or share capital or capital stock of the SPAC Parties or any of the assets of the Company or the SPAC Parties;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such Party to be false or misleading in any material respect or to omit or fail to state a material fact.

Section 7.17 Further Assurances. From and after the Closing, each party hereto shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, notices and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 7.18 Lock-up Agreements. The Shareholders’ Representative and Pubco shall procure that a lock-up agreement in the form of which is attached as Exhibit A hereto (“Company Lock-up Agreement”) among (i) Pubco, the Company, SPAC and each of the Key Company Shareholders shall be duly executed prior to or on the date hereof, and (ii) Pubco, the Company, SPAC and all directors and officers of Pubco immediately following the Closing and the other shareholders of the Company (in addition to Key Company Shareholders) who will hold equity securities of Pubco immediately following the Closing (all of whom will be listed on Schedule IV by addendum) shall be duly executed on or prior to the Closing Date, with the execution and delivery of such Company Lock-Up Agreements being a condition to the obligations of SPAC and Pubco hereunder. SPAC shall procure that the Sponsor Support and Lock-up Agreement among Pubco, the Company, SPAC and the Sponsor in respect of Pubco Ordinary Shares held by the Sponsor or any of its Affiliates shall be duly executed prior to or on the date hereof, with the execution and delivery of such Sponsor Support and Lock-Up Agreement being a condition to the obligations of the Company and Pubco hereunder.

Section 7.19 Extension Loans.

(a) Subject to the other provisions of this Section 7.19, if so requested and notified in advance in writing by SPAC, the Sponsor shall promptly provide non-interest bearing loans to SPAC (the “Extension Loans”) to be evidenced in a promissory note duly executed by SPAC for the sole purpose of extending the deadline for the consummation of SPAC’s initial business combination (“Extension”) as described in SPAC Prospectus.

(b) The maximum amount of each Extension Loan shall not exceed that as required for an Extension as described in the SPAC Prospectus.

(c) Where the reason for requiring an Extension is due to reasons solely attributable to that on the part of or within the sole control of either Sponsor and/or the Company, then the Sponsor and/or the Company (as the case may be) shall be solely responsible for the full amount of each such Extension Loan.

(d) Where the reason for requiring an Extension is due to reasons attributable to both the Sponsor and the Company, the Sponsor and the Company shall each share equally in the amount for an Extension Loan.

(e) All Extension Loans shall immediately be repaid by SPAC to the Sponsor and/or the Company (as the case may be) upon the earlier of the Closing or the expiry of the deadline for the consummation of SPAC’s initial business combination as described in the SPAC Prospectus.

Section 7.20 PIPE Investment.

(a) SPAC and the Company shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to obtain executed subscription agreements (“PIPE Subscription Agreements”), which shall have terms, and be in a form, reasonably acceptable to SPAC and the Company, from third party investors (such investors, collectively, with any permitted assignees or transferees, the “PIPE Investors”), pursuant to which the PIPE Investors make or commit to make private equity investments in SPAC, Company or Pubco to purchase shares of SPAC, Company or Pubco in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”). SPAC and the Company shall not, without the consent of the other party (such consent not to be unreasonably conditioned, withheld or delayed), permit any amendment or modification to be made to, or any waiver (in whole or in part) of any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. From the date hereof until the Closing Date, SPAC and the Company shall, and shall cause their respective financial advisors and legal counsels to, keep each other and their respective financial advisors and legal counsels reasonably informed with respect to the PIPE Investment. SPAC and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC).

(b) Without limiting the generality of the foregoing, (i) within one month from the date of this Agreement, the Company shall (x) cause one or more PIPE Investors to enter into a PIPE Subscription Agreement with SPAC for an aggregate investment amount of no less than $5,000,000, and (y) ensure that the PIPE Investor(s) deliver such aggregate investment amount in cash via wire transfer to an escrow account designated by SPAC; and (ii) within three months from the date of this Agreement, the Company shall (x) cause one or more PIPE Investors to enter into a PIPE Subscription Agreement with the Pubco or Company for an aggregate investment amount of no less than an additional $5,000,000, and (y) ensure that the PIPE Investor(s) deliver such aggregate investment amount in cash via wire transfer to an escrow account designated by the Company or Pubco.

Section 7.21 Company Shareholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its shareholders (the “Company Special Meeting”) or cause a written resolution to be passed by all its shareholders (the “Company Written Resolution”) in order to obtain the Requisite Company Shareholder Approval, and the Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of the Requisite Company Shareholder Approval prior to such Company Special Meeting or Company Written Resolution, and to take all other actions necessary or advisable to secure the Requisite Company Shareholder Approval.

Section 7.22   Pubco Equity Incentive Plan. Prior to the effectiveness of the Registration Statement, the Pubco shall approve and adopt an equity incentive plan, substantially in the form as the Company, the Shareholders’ Representative, Pubco and SPAC mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Company, Shareholders’ Representative, Pubco or SPAC, as applicable) (the “Pubco Equity Incentive Plan”), in the manner prescribed under applicable Law, effective as of one day prior to the Closing Date, reserving for grant thereunder a number of Pubco Ordinary Shares as shall equal 2.5 million shares.

Section 7.23 Post-Closing Board of Directors. The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals, which shall include (i) two (2) persons that are designated by SPAC prior to the Closing and approved by the Company in its reasonable judgment (the “SPAC Directors”) as independent directors, both of whom shall be an independent director able to satisfy Nasdaq’s independence requirements as well as any board and committee requirements of Nasdaq, and (ii) three (3) individuals that are designated by the Company prior to the Closing and approved by SPAC in its reasonable judgment (the “Company Directors”) and shall include one independent director who shall be an independent director able to satisfy Nasdaq’s independence requirements as well as any board and committee requirements of Nasdaq. At or prior to the Closing, Pubco will provide each SPAC Director and Company director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director or Company Director.

Section 7.24 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in this Agreement and provisions of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement, in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (i) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due the SPAC Shareholder Redemption Amount to former shareholders of SPAC who are holders of SPAC Redeeming Shares. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the SPAC Shareholder Redemption Amount, shall first be used to pay (i) the SPAC Transaction Expenses and the Company Transaction Expenses and (ii) thereafter be transferred to Pubco and used for working capital and general corporate purposes.

Section 7.25 Operation Sustainability of the Company. During the Interim Period and after Closing, each Company Party shall, and the Company shall cause each Company Party to, (i) comply with all applicable Laws in all material respects, including but not limited to applicable Laws and regulations in connection with the operations of the Company Parties; (ii) use commercially reasonable efforts to ensure the sustainability of the collaboration with its business partners; and (iii) take proper measures to ensure the continuity of its business operations if PRC government implements any laws or policies that have a Material Adverse Effect on the Company Parties.

Section 7.26 Pubco A&R Articles. Concurrently with the Closing, the Shareholders’ Representative shall adopt the Pubco A&R Articles.

Section 7.27 Circular 37 Registration. The Company shall, on a continuous basis, cause each of the direct and indirect beneficial owners of shares and equity interest in the Company, who is a “domestic resident” (as defined in Circular 37), to duly complete, obtain and keep the foreign exchange registration or the registration of alteration with the competent local branch of the SAFE or its delegated local bank with respect to his/her direct and indirect beneficial ownership of shares and equity interest in the Company Party in accordance with the requirements of the SAFE rules and regulations.

Section 7.28 Tax. The Company shall cause each of the relevant parties whose shareholding ratio exceeds 10% in Company of the previous transfer in equity of the Company Parties to declare and pay relevant taxes in accordance with the applicable Laws (including but not limited to Announcement of State Taxation Administration of The People’s Republic of China on Several Issues Concerning Enterprise Income Tax on Indirect Transfer of Property by Non-resident Enterprises (国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告).

Section 7.29 Real Property. After Closing, the Company shall cause each of Company Parties in the PRC complete the housing lease registration procedures in accordance with applicable Laws and regulations for all housing lease agreements of the Company Parties.

ARTICLE VIII

TAX MATTERS

Section 8.01 Transfer Taxes. Notwithstanding anything to the contrary contained herein, each Party shall bear their own cost of all Transfer Taxes, if any, including costs arising out of the preparation and filing of any Tax Returns required to be filed with respect to such Transfer Taxes in accordance with appliable Law. All necessary Tax Returns shall be prepared and filed by the party required to do so pursuant to applicable Law (and the non-filing party shall provide reasonable cooperation in connection therewith, if requested by the filing party).

Section 8.02 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company and its Subsidiaries shall duly and timely file all income and other material Tax Returns required to be filed by them with the applicable Tax Authority, pay all material Taxes required to be paid by them by any Tax Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

Section 8.03 Intended Tax Treatment.

(a) Each of SPAC, the Company, Pubco, Merger Sub 1 and Merger Sub 2 hereby agree and acknowledge that, for U.S. federal income tax purposes the SPAC Merger and the Acquisition Merger are intended to constitute a single exchange transaction under Section 351 of the Code (the “Intended Tax Treatment”). The Parties hereby agree to file all Tax Returns and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Transactions under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Closing Date has or may have on such Transactions. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any Taxes that may arise if the SPAC Merger and the Acquisition Merger do not qualify as exchanges described in Section 351 of the Code. None of SPAC, the Company, Pubco, Merger Sub 1, Merger Sub 2 or their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Transactions from qualifying for such Intended Tax treatment.

(b) Each of SPAC, the Company, Pubco, Merger Sub 1, Merger Sub 2 and their respective Affiliates shall file all Tax Returns consistent with the Intended Tax Treatment, and shall take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in each case, unless otherwise required by a Tax Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. Each of the parties hereto agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

Section 8.04 Tax Opinion. In the event the SEC requires a tax opinion regarding the Intended Tax Treatment, each party will use commercially reasonable efforts to cause Wilson Sonsini Goodrich & Rosati and Sichenzia Ross Ference Carmel LLP (each a “Tax Counsel”) to deliver such tax opinion. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the other party in form and substance reasonably satisfactory to each Tax Counsel.

Section 8.05 PFIC Reporting. Within one hundred twenty (120) days after the end of each taxable year of Pubco, Pubco shall (1) determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”), (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Pubco who were shareholders of SPAC as of immediately prior to the Effective Time. If Pubco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Pubco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Pubco shareholders who were SPAC shareholders as of immediately prior to the Effective Time and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Pubco or any of the Non-U.S. Subsidiaries, as applicable.

Section 8.06 Conflicts. To the extent of any inconsistencies between any provision of this ARTICLE VIII and ARTICLE XI, the provisions of this ARTICLE VIII shall control.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.01 Conditions to the Obligations of the Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by SPAC and the Company) as of the Closing of the following conditions:

(a) No Injunction or Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, enforced or entered any Law or issued a Governmental Order or legal injunction that is in effect on the Closing Date and that has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) SPAC Party Shareholder Approval. The SPAC Party Shareholder Approval Matters (other than the Adjournment Proposal) that are submitted to the vote of the shareholders of SPAC at the SPAC Special Meeting in accordance with the Proxy Statement/Prospectus and SPAC’s Governing Documents shall have been approved by the requisite vote of the shareholders of SPAC at the SPAC Special Meeting in accordance with SPAC’s Governing Documents, applicable Law and the Proxy Statement/Prospectus (the “Required SPAC Shareholder Approval”).

(c) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC.

(d) Approvals. Receipt of any necessary regulatory or governmental approvals (including if applicable, the expiration or termination of any waiting periods under the HSR Act).

(e) Requisite Company Shareholder Approval and Company Board. If required under the Laws of the Cayman Islands, the Company shall have delivered to SPAC the vote or unanimous written consents of the Company Shareholders representing such percentage of the outstanding voting power of the Company Ordinary Shares necessary to approve this Agreement, the Acquisition Merger, the Second Plan of Merger and other transactions contemplated by this Agreement, and the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions (collectively, the “Requisite Company Shareholder Approval”), and the board of directors of the Company shall have passed a resolution to ratify and approve this Agreement and the transactions contemplated herein.

(f) Nasdaq. Pubco’s initial listing application with Nasdaq in connection with the transaction shall have been approved and, immediately following the Closing, Pubco shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Pubco shall not have any notice of non-compliance that is not cured herewith, and the Pubco Ordinary Shares shall have been approved and continue to be approved for listing on Nasdaq.

(g) Pubco Officer Certificate. At or prior to the Closing, SPAC shall render all reasonable information as Pubco may request to Pubco to enable Pubco to have delivered, or caused to be delivered, to SPAC and the Company a certificate of a director or the secretary or equivalent officer of Pubco certifying that upon the consummation of the transactions contemplated herein the SPAC Shareholders will hold, by reason of holding SPAC Stock or Warrants (within the meaning of Code section 7874(a)(2)(B)(ii)(I)), less than sixty percent (60%) by vote or value of the aggregate of the outstanding Pubco Ordinary Shares, and Pubco shall have delivered, or caused to be delivered, such certificate.

(h) Net Tangible Assets. The SPAC or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the payment of the SPAC Shareholder Redemption Amount) or upon the Closing after giving effect to the Mergers (including the payment of the SPAC Shareholder Redemption Amount), or Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and the Purchaser relies on another exclusion).

Section 9.02 Conditions to the Obligations of the SPAC Parties. The obligation of the SPAC Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by SPAC) as of the Closing of the following conditions:

(a) Representations and Warranties of the Company. (i) The Company Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE V (other than Company Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). SPAC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(b) Covenants of the Company. The covenants and agreements of the Company Parties set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. SPAC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(c) No Company Material Adverse Effect. From the date of this Agreement, no Company Material Adverse Effect has occurred, and there shall be no event, change, circumstance, effect, development, condition or occurrence that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to have a Company Material Adverse Effect. SPAC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of the Company.

(d) Governmental Approvals. Company Parties shall have received copies of all Governmental Approvals, if any, in form and substance reasonably satisfactory to SPAC, including but not limited to the CSRC filing, and no such Governmental Approval shall have been revoked.

(e) Ancillary Agreements. SPAC shall have received a copy of each of the Ancillary Agreements duly executed by the parties thereto and each such Ancillary Agreement shall be in full force and effect.

(f) Third Party Consents. SPAC Parties shall have received copies of the third party consents set forth on Company Disclosure Schedule 5.05 (if any) in form and substance reasonably satisfactory to SPAC, and no such consents shall have been revoked.

(g) [Reserved]

(h) Good Standing. The Company shall have delivered to SPAC a good standing certificate (or similar documents applicable for such jurisdictions) for each Company Party certified as of a date no earlier than ten (10) days prior to the Closing Date from the proper governmental authority of each such Company Party’s jurisdiction of organization and from each other jurisdiction in which each such Company Party is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(i) Officer’s Certificate. At or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SPAC a certificate of a director or the secretary or equivalent officer of each Company Party certifying that attached thereto are true, correct and complete copies of all resolutions adopted by the board of directors or equivalent body of each Company Party authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement, and that all such resolutions are in full force and effect and are all of the resolutions adopted in connection with the transactions contemplated by this Agreement.

(j) FPI Status. At the Closing, Pubco shall be a “foreign private issuer” as defined in Rule 3b-4 promulgated under the Securities Act.

(k) PIPE Investments. The cash proceeds available to either the SPAC Parties or the Company Parties from the PIPE Investment shall be no less than an aggregate of $10,000,000.

(m) Supplementary Agreement. The Company shall have entered into a supplementary agreement (the “Supplementary Agreement”) with relevant parties of the Framework Agreement-Capital Increase (框架协议-增资扩股), which was entered into by and among the Company, Fontier Limited, Wishluck Limited, Star Sparkling Limited, GZY Group Limited, XXW Investment Limited and SHIMF Investment Limited on July 10, 2021. The Supplementary Agreement shall stipulate that the remaining investment with a total amount of RMB80 million of Fontier Limited and Wishluck Limited shall not be paid, and the Company shall not need to issue any additional shares to Fontier Limited and Wishluck Limited correspondingly.

(n) Employee Related Agreements. Company Parties shall have entered into an employment agreement and a confidentiality, non-compete, non-solicitation agreement, each in form and substance satisfactory to the SPAC, with each key employees (including but not limited to Xingwei Xue (薛兴伟), Mingfeng Shi (史命锋), Yekun Guo (郭烨堃), Jiangyun He (何江云), Haining Li (李海宁), Xiang Hu (胡翔), Dujian Huang(黄杜坚) and Weiwei Shan (山维维)) of the Company Parties. Additionally, invention assignment agreements, in form and substance satisfactory to the SPAC, shall be signed with key employees, including but not limited to Xingwei Xue (薛兴伟), Mingfeng Shi (史命锋), Yekun Guo (郭烨堃), Xiang Hu (胡翔), and Duijian Huang (黄杜坚).

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Shareholders’ Representative) as of the Closing of the following conditions:

(a) Representations and Warranties. (i) The SPAC Fundamental Representations shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date) and (ii) the representations and warranties set forth in ARTICLE VI (other than the SPAC Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, in which case they shall be true and correct as though made on and as of such other date as may be qualified below). The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of SPAC.

(b) Covenants. The covenants and agreements of SPAC set forth in this Agreement to be performed or complied with at or prior to the Closing shall have been duly performed or complied with in all material respects. The Shareholders’ Representative shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of SPAC.

(c) Ancillary Agreements. The Company shall have received a copy of each of the Ancillary Agreements duly executed by the parties thereto and such Ancillary Agreement shall be in full force and effect.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby abandoned, at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company; or

(b) by SPAC or the Company, if the Closing has not occurred on or before June 30, 2025 (the “Outside Date”), unless the absence of such occurrence shall be due to the failure of SPAC, on the one hand, or any Company Party, on the other hand, to materially perform its obligations under this Agreement required to be performed by it on or prior to the Outside Date; or

(c) by SPAC or the Company if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(d) by SPAC if (i) SPAC is not in material breach of any of its obligations hereunder and (ii) any Company Party is in material breach of any of its representations, warranties or obligations hereunder that renders or could reasonably be expected to render the conditions set forth in Section 9.02(a) or Section 9.02(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by SPAC to the Company and (y) two (2) Business Days prior to the Outside Date; or

(e) by SPAC if (i) SPAC is not in material breach of any of its obligations hereunder and (ii) the Company fails to perform the covenants set forth in Section 7.20 within the time period promulgated therein; or

(f) by the Company or the Shareholders’ Representative if (i) no Company Party is in material breach of any of its obligations hereunder and (ii) SPAC is in material breach of any of its representations, warranties or obligations hereunder that renders or could reasonably be expected to render the conditions set forth in 9.03(a) or 9.03(b) incapable of being satisfied on the Outside Date, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to SPAC and (y) two (2) Business Days prior to the Outside Date; or

(g) by either SPAC or the Company, if SPAC fails to obtain the Required SPAC Shareholder Approval upon vote taken thereon at a duly convened SPAC Special Meeting (or at a meeting of the SPAC Shareholders following any adjournment or postponement thereof).

Section 10.02 Procedure upon Termination. In the event of termination and abandonment by the Shareholders’ Representative, the Company or SPAC, pursuant to Section 10.01, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, without further action by any of the parties hereto.

Section 10.03 Effect of Termination. If this Agreement is terminated in accordance with Section 10.01, this Agreement shall thereafter become void and have no effect, and no party shall have any Liability to any other party, its Affiliates or any of their respective directors, officers, employees, equityholders, partners, members, agents or representatives in connection with this Agreement, except that (a) the obligations of the parties contained in the Confidentiality Agreement, this Section 10.03 and ARTICLE X shall survive; (b) termination will not relieve any party from Liability for any willful and material breach of this Agreement or willful misconduct or Fraud prior to such termination; (c) if SPAC terminates this Agreement pursuant to Section 10.01(d), then, promptly (and in any event within twenty (20) Business Days) after such termination, the Company shall reimburse SPAC for any and all reasonable costs and expenses with proof of invoice (including legal and accounting fees and expenses) incurred by SPAC in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby (“SPAC Reimbursed Fees”) by making the payment of the SPAC Reimbursed Fees through wire transfer of same-day funds to an account designated in writing by the SPAC (which account shall be designated by the SPAC upon written request to allow the Company to pay or cause to be paid the SPAC Reimbursed Fees payable hereunder within the time period required); and (d) if the Company or the Shareholders’ Representative terminates this Agreement pursuant to Section 10.01(f), then, promptly (and in any event within twenty (20) Business Days) after such termination, SPAC shall reimburse the Company for any and all reasonable costs and expenses with proof of invoice (including legal and accounting fees and expenses) incurred by the Company in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby (“Company Reimbursed Fees”) by making the payment of the Company Reimbursed Fees through wire transfer of same-day funds to an account designated in writing by the Company (which account shall be designated by the Company upon written request to allow SPAC to pay or cause to be paid the Company Reimbursed Fees payable hereunder within the time period required).

Section 10.04 Termination Fee. In the event that this Agreement is terminated by the SPAC pursuant to Section 10.01(e), the Company shall pay or cause to be paid $2,500,000 (the “Termination Fee”) to the SPAC or its designee through wire transfer of same-day funds within two (2) Business Days of such termination to an account designated in writing by the SPAC (which account shall be designated by the SPAC upon written request to allow the Company to pay or cause to be paid the Termination Fee payable hereunder within the time period required).

ARTICLE XI

INDEMNIFICATION

Section 11.01 Survival. The representations and warranties set forth in ARTICLE V shall survive until the date that is the twelve (12)-month anniversary of the Closing Date (the “Survival Period”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent details are known at such time) and in writing by notice from a non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The parties specifically and unambiguously intend that the survival periods that are set forth in this Section 11.01 shall replace any statute of limitations that would otherwise be applicable.

Section 11.02 Indemnification by the Company. Subject to the other terms and conditions of this ARTICLE XI, from and after the Closing, the Company shall indemnify and defend each of SPAC and its Affiliates and their respective Representatives (collectively, the “SPAC Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the SPAC Indemnitees based upon or arising out of or by reason of:

(a) any inaccuracy in or breach of any Company Fundamental Representation, as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(b) any inaccuracy in or breach of any of the representations or warranties set forth in ARTICLE V (other than any Company Fundamental Representation), as of the date of this Agreement or as of the Closing Date as though made on and as of the Closing Date (except to the extent they refer to another date, the inaccuracy in or breach of which will be determined with reference to such other date);

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Company Party pursuant to this Agreement;

(d) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Shareholders’ Representative pursuant to this Agreement;

(e) any inaccuracy in the amount of Closing Company Debt or Closing Company Cash, in each case, as reflected in the Closing Statement;

(f) any claims made by Company Shareholders in their capacities as such in respect of the allocation of the Closing Date Share Merger Consideration, or for any events, facts or circumstances occurring at or prior to the Closing;

(g) the defense by SPAC or, following the Closing, SPAC or the Company, of an action for dissenter’s rights under applicable Law made by any holder of Company Dissenting Shares; or

(h) any actual or threatened Action brought by or on behalf of any Company Service Provider or Governmental Authority alleging breach of Contract or violation of any applicable Law pertaining to wages and hours, worker classification, workers’ compensation, work authorization or immigration, in each case, in connection with any period prior to the Closing.

Section 11.03 Limitations; Effect of Investigation. The indemnification provided for in Section 11.02 shall be subject to the following limitations:

(a) The maximum liability of the Company under this Agreement, including this Article XI or otherwise in connection with the transactions contemplated by this Agreement, shall in no event exceed an amount equal to 15.0% of the Closing Date Share Merger Consideration (the “Indemnifiable Loss Limit”). Further, the SPAC Indemnitees shall not be entitled to indemnification pursuant to this Section 11.02 unless and until the aggregate amount of Losses to SPAC Indemnitees equals at least $125,000 (the “Basket”), at which time, subject to the Indemnifiable Loss Limit, the SPAC Indemnitees shall be entitled to indemnification for any Losses above the Basket. The Company shall have no liability or obligation to indemnify the SPAC Indemnitees under this Agreement with respect to the breach or inaccuracy of any representation, warranty, covenant or agreement based on any matter, fact or circumstance known to SPAC Indemnitees or any of its representatives or disclosed in the information set out in any Schedule to this Agreement.

(b) Notwithstanding the fact that any SPAC Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no SPAC Indemnitee shall be entitled to recover the amount of any Loss suffered by such SPAC Indemnitee more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise. In addition, any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability, or a breach of more than one representation, warranty, covenant or agreement, as applicable.

(c) The determination of the amount of Loss arising from (but not the existence of any inaccuracy in or breach of) any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d) The representations, warranties, covenants and agreements of the Company (or the other Company Parties, as applicable), and the SPAC Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the SPAC Indemnitee (including by any of its Representatives) or by reason of the fact that the SPAC Indemnitee or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the SPAC Indemnitee’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

(e) Payments by the Company pursuant to this ARTICLE XI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the SPAC Indemnitee in respect of any such claim, and each SPAC Indemnitee shall use its reasonable commercial efforts to recover all amounts payable from an insurer or other third party under any such insurance policy or Contract.

(f) If the amount to be netted hereunder from any indemnification payment required hereunder is determined after payment by the Company to a SPAC Indemnitee of any amount otherwise required to be paid as indemnification pursuant hereto, the SPAC Indemnitee shall repay, promptly after such determination, any amount that the Company would not have had to pay pursuant hereto had such determination been made at the time of such payment.

(g) Notwithstanding any other provision of this Agreement to the contrary, no SPAC Indemnitee, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to any Tax period other than a Tax period (or portion of a Straddle Period) ending on or before the Closing Date other than any such Taxes attributable to a breach of the representations and warranties set forth in Section 5.15(d), (e), (f) and (i), (ii) are due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes from a Tax period (or portion thereof) ending on or before the Closing Date, or (iii) result from any transactions or actions taken by SPAC or any of its Affiliates (including without limitation the Company) on the Closing Date after the Closing that are not contemplated by this Agreement.

Section 11.04 Third-Party Claims.

(a) If any SPAC Indemnitee receives written notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such SPAC Indemnitee with respect to which the Company is obligated to provide indemnification under this Agreement, the SPAC Indemnitee shall give the Company reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the SPAC Indemnitee becomes aware of such Third-Party Claim. The failure to give such reasonably prompt written notice shall not, however, relieve the Company of its indemnification obligations, except and only to the extent that the Company incurs material impairment of material rights or defenses by reason of such failure. Such notice by a SPAC Indemnitee shall describe the Third-Party Claim in reasonable detail, to the extent such details are then known, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the SPAC Indemnitee.

(b) The Company shall have the right to participate in, or by giving written notice to SPAC, to assume the defense of any Third-Party Claim at the Company’s expense and by the Company’s own counsel, and the SPAC Indemnitee shall cooperate in good faith in such defense; provided that the Company shall not have the right to assume the defense of, but shall have the right to participate in, any such Third-Party Claim to the extent that such Third-Party Claim seeks as a material remedy thereunder an injunction or other equitable relief against the SPAC Indemnitee. In the event that the Company assumes the defense of any Third-Party Claim, subject to Section 11.04(d), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the SPAC Indemnitee. The SPAC Indemnitee shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Company’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the SPAC Indemnitee; provided that if in the reasonable judgment of counsel to the SPAC Indemnitee, (A) there are material legal defenses available to a SPAC Indemnitee that are additional to those available to the Company or (B) there exists a conflict of interest between the Company and the SPAC Indemnitee that cannot be waived, the Company shall be liable for the reasonable fees and expenses of counsel to the SPAC Indemnitee in each jurisdiction for which the SPAC Indemnitee reasonably determines different counsel is required, subject to the limitations contained herein.

(c) If the Company elects not to compromise or defend such Third-Party Claim, fails to reasonably promptly notify the SPAC Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the SPAC Indemnitee may, subject to Section 11.04(d), pay, compromise and defend such Third-Party Claim, and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.

(d) Notwithstanding anything to the contrary contained herein, the Company shall not settle any Third-Party Claim without the prior written consent of the SPAC Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), except as provided in this Section 11.04(d). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the SPAC Indemnitee and provides, in customary form, for the unconditional release of each SPAC Indemnitee from all liabilities and obligations in connection with such Third-Party Claim and the Company desires to accept and agree to such offer, the Company shall give written notice to that effect to the SPAC Indemnitee. If the SPAC Indemnitee fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the SPAC Indemnitee may continue to contest or defend such Third-Party Claim, at its own expense, and in such event, the maximum liability of the Company as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the SPAC Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Company may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the SPAC Indemnitee has assumed the defense pursuant to Section 11.04(b), it shall not agree to any settlement without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The SPAC Indemnitee and the Company shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing reasonable access to each other’s relevant books and records, by preserving such books and records and by making employees and representatives available on a mutually convenient basis during normal business hours to provide additional information and explanation of any material provided hereunder. The SPAC Indemnitee and the Company shall use reasonable commercial efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 11.05 Direct Claims. Any Action by a SPAC Indemnitee on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the SPAC Indemnitee giving the Company reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the SPAC Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Company of its indemnification obligations, except and only to the extent that the Company incurs material impairment of material rights or defenses by reason of such failure. Such notice by the SPAC Indemnitee shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, to the extent such amount can be reasonably estimated at such time, of the Loss that has been or may be sustained by the SPAC Indemnitee. The Company shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The SPAC Indemnitee shall allow the Company and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the SPAC Indemnitee shall assist the Company’s investigation by giving such information and assistance as the Company or any of its professional advisors may reasonably request. If the Company does not so respond within such thirty (30) day period, then the Company shall be deemed to have rejected such claim, in which case the SPAC Indemnitee shall be free to pursue such remedies as may be available to the SPAC Indemnitee on the terms and subject to the provisions of this Agreement.

Section 11.06 Determination of Loss. Once a Loss required to be paid in cash is agreed to by the Company or adjudicated (as finally determined by a court of competent jurisdiction in a non-appealable judgment) to be payable in cash by the Company pursuant to this ARTICLE XI, the Company shall deposit, or cause to be deposited with the applicable SPAC Indemnitee, the amount of such Loss to be satisfied in cash pursuant hereto by wire transfer of immediately available funds to an account or accounts designated by SPAC in writing. The parties hereto agree that should the Company not make the full cash payment within ten (10) days of such agreement or adjudication, as applicable, any amount payable shall accrue interest from the date of agreement of the Company or adjudication to the date such payment has been made at the Interest Rate.

Section 11.07 Tax Treatment of Indemnification Payments. The parties agree that all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the aggregate Transaction consideration for Tax purposes, unless otherwise required by Law.

Section 11.08 Exclusive Remedy. Except as provided in ARTICLE VI or Section 12.07, the indemnification provisions of this ARTICLE XI shall be the sole and exclusive remedy of the SPAC Indemnitees following the Closing for any and all breaches or alleged breaches by the Company of any of its representations, warranties, covenants or agreements, or any other provision of this Agreement; provided, that nothing in this Section 11.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 12.07 or to seek any remedy on account of any party’s willful misconduct or Fraud.

Section 11.09 Escrow of Escrow Shares by Escrow Participants. The Company hereby authorizes the Pubco to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. For purposes of this Article XI, the Escrow Shares are valued at $10.00 per share of Pubco Ordinary Shares (the “Escrow Share Value”).

(a) Escrow Shares; Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”). The Escrow Participants shall be entitled to vote such Escrow Participants’ Escrow Shares on any matters to come before the shareholders of the Pubco. It is intended that for U.S. federal income tax purposes that while the Escrow Shares are held by the Escrow Agent, the Escrow Participants shall be treated as the owner of the Escrow Shares, and to the extent required by Law, the Escrow Agent shall report in a manner consistent with such treatment.

(b) Distribution of Escrow Shares. At the times provided for in Section 11.09(d), the Escrow Shares shall be distributed to the Escrow Participants. Pubco will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund and all fractional shares shall be rounded down to the nearest whole share.

(c) Assignability. Other than for estate planning purposes, no Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by the Escrow Participants or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Escrow Participants, prior to the delivery to such Escrow Participants of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. As soon as practicable, but in no event later than five (5) Business Days, following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from escrow to the Escrow Participants less the number of Escrow Shares (at an assumed value equal to the Escrow Share Value per Escrow Share) reasonably necessary to serve as security for Losses set forth in any Indemnification Notice delivered by the SPAC Indemnitees prior to the expiration of the Survival Period that remain pending and unresolved. Prior to the Release Date, the Shareholders’ Representative and the SPAC shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Indemnification Escrow Shares determined in accordance with this Section 10.3(d). Promptly, but in no event later than five (5) Business Days, following the resolution in accordance with the provisions of this Article X of any claim(s) for indemnification that remain unresolved as of the Release Date the Shareholders’ Representative and the SPAC shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release to the Escrow Participants the number of Escrow Shares retained in escrow following the resolution of such claim(s) and not released to SPAC.

11.10 Payment of Indemnification. In the event that any SPAC Indemnitee is entitled to any indemnification for any Losses pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement, the Company shall make or cause to be made the indemnification payment by (i) delivering a number of Pubco Ordinary Shares from the Escrow Shares (at an assumed value equal to the Escrow Share Value per Escrow Share) to such SPAC Indemnitee, and (2) causing Mingfeng Shi and Xingwei Xue to deliver a number of Pubco Ordinary Shares equal to the remaining portion of the indemnification for any Loss, if applicable, to such SPAC Indemnitee, in each case, subject to the limitations set forth in this Article XI. Any payments to SPAC Indemnitees from the Escrow Shares pursuant to this Section 11.10 shall be treated as an adjustment to the Closing Date Share Merger Consideration payable to the Escrow Participants for U.S. federal income tax purposes unless otherwise required by applicable Law.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Entire Agreement. This Agreement and the Ancillary Agreements to which the parties are party constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect until the Closing. The parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract against the parties only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement, including by Section 11.08 if the Closing occurs), and the parties hereby agree that no party shall have any remedies or causes of action (whether in contract, tort or otherwise) for any statements, communications, disclosures, failures to disclose, or representations or warranties not explicitly set forth in this Agreement, except in the case of willful misconduct or Fraud. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Further, no Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the parties have agreed that should any representations and warranties of any party prove inaccurate, the other party shall have the specific remedies herein specified as the exclusive remedy therefor, except in the case of willful misconduct or Fraud.

Section 12.02 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other parties pursuant to this provision):

To PubCo, Merger Sub 1, Merger Sub 2, the Company and/or the Shareholders’ Representative:

Shanghai Maius Pharmaceutical Technology Co., Ltd.

Room 913, Building 1, No. 515 Huanke Road, Pudong New District,

Shanghai, China

Attn:	Mingfeng Shi
Email:	shimingfeng@maiuspharma.com

with a copy to (which shall not constitute notice):

Sichenzia Ross Ference Carmel, LLP
1185 Avenue of the Americas, 31st Floor
New York, NY 10036

Attn:	Marc Ross
Huan Lou
Email:	mross@srfc.law
hlou@srfc.law

To SPAC:

DT Cloud Acquisition Corporation

30 Orange Street

London, United Kingdom

Attn:	Shaoke Li
Email:	jack.li@dtcloudspac.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

Unit 2901, 29F, Tower C, Beijing Yintai Centre, No. 2 Jianguomenwai Avenue

Chaoyang District, Beijing, China

Attn:	Dan Ouyang; K. Ronnie Li
Email:	projectchelsea@wsgr.com

Section 12.03 Amendment; Modification and Waiver. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by SPAC and the Shareholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the Requisite Company Shareholder Approval, no amendment shall be made that by Law requires further approval by the Company Shareholders without obtaining such requisite approval under the Cayman Companies Act, except to the extent the approval of the Company Shareholders can be given by the Shareholders’ Representative under applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.04 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be directly or indirectly assigned, delegated, sublicensed or transferred by any of the parties, in whole or in part, to any other Person (including any bankruptcy trustee) by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other parties, and any attempted or purported assignment in violation of this Section 12.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by each of the parties and their respective heirs, executors, administrators, successors, legal representatives and assigns (including, with respect to any trust, any additional or successor trustees of any such trust).

Section 12.05 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns; provided, however, that the provisions of ARTICLE XI are intended to be for the benefit of, and shall be enforceable by, each Covered Person and each SPAC Covered Person, as applicable, and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that such Persons shall be third-party beneficiaries of such sections.

Section 12.06 Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution and delivery or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of New York, without regard to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

(b) Each of the parties hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction and venue within the State of New York (“New York Courts”), and any appellate court from any decision thereof, in any Action that may be based upon, arise of or relate to this Agreement or the negotiation, execution and delivery or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution and delivery or performance of this Agreement in the New York Courts, including any objection based on its place of incorporation or domicile, (iii) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 12.02 or in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NONE OF THE OTHER PARTIES NOR THEIR REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS Section 12.06(c). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 12.07 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the parties shall be entitled to seek injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 12.07, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 12.07 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 12.07 before exercising any other right under this Agreement. If, prior to the Outside Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 12.08 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 12.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction and (b) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 12.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all the SPAC Transaction Expenses shall be borne by SPAC, and all the Company Transaction Expenses shall be borne by the applicable Company Party; provided, however, that if the Closing occurs, each party’s direct and indirect costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the SPAC Transaction Expenses and the Company Transaction Expenses, will be paid from the capital of Pubco.

Section 12.11 Shareholders’ Representative.

(a) In addition to the other rights and authority granted to the Shareholders’ Representative elsewhere in this Agreement and except as expressly provided herein, by participating in the execution and delivery of this Agreement and receiving the benefits thereof, including the right to receive the consideration payable in connection with the transactions contemplated by this Agreement, each Company Shareholder (which, for the purpose of this Section 12.11, shall also mean each Company Shareholder) hereby irrevocably authorizes and appoints Shareholders’ Representative as agent, attorney-in-fact and representative to act for and on behalf of such Company Shareholder regarding any matter under this Agreement or relating to the transactions contemplated hereby, with full power of substitution to act in the name, place and stead of such Company Shareholder and to act on behalf of such Company Shareholder with respect to the transactions contemplated hereby, including in any amendment of or dispute, litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Shareholders’ Representative shall determine to be necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement. This power of attorney and all authority hereby conferred is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Company Shareholder. Except as expressly provided herein, no Company Shareholder shall directly have the right to exercise any right hereunder, it being understood and agreed that all such rights shall only be permitted to be exercised by the Shareholders’ Representative on behalf of the Company Shareholders. Without limiting the generality of the foregoing, the Shareholders’ Representative has full power and authority, on behalf of each Company Shareholder and such Company Shareholder’s successors and assigns, to: (i) interpret the terms and provisions of this Agreement and the documents to be executed and delivered by the Company Shareholders in connection herewith, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments, and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of Third-Party Claims, prosecute and defend claims for indemnification under ARTICLE XI and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (viii) assert the attorney-client privilege on behalf of the Company Shareholders with respect to any communications that relate in any way to the transactions contemplated hereby, (ix) deliver to SPAC any and all Ancillary Agreements executed by the Company Shareholders and deposited with the Shareholders’ Representative, upon the Shareholders’ Representative’s determination that the conditions to Closing have been satisfied or waived and (x) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative on behalf of the Company Shareholders in connection with this Agreement.

(b) Service by the Shareholders’ Representative shall be without compensation except for the reimbursement by the Company Shareholders of out-of-pocket expenses and indemnification specifically provided herein.

(c) Notwithstanding Section 12.11(a), if the Shareholders’ Representative believes that he or she requires further authorization or advice from any Company Shareholder on any matters concerning this Agreement or any other agreement contemplated hereby, the Shareholders’ Representative will be entitled, but not obligated, to seek such further authorization solely from such Company Shareholder.

(d) From and after the date hereof, but except as expressly provided herein, each of SPAC and the Company is entitled to deal exclusively with the Shareholders’ Representative on all matters relating to this Agreement and the transactions contemplated hereby. A decision, act, consent or instruction of the Shareholders’ Representative constitutes a decision of all the Company Shareholders in respect of this Agreement and the transactions contemplated hereby. Such decision, act, consent or instruction is final, binding and conclusive upon each Company Shareholder, and each of SPAC and the Company shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder by the Shareholders’ Representative, and on any other decision, act, consent or instruction taken or purported to be taken on behalf of any Company Shareholder by the Shareholders’ Representative, as being fully binding upon such Person. Notices or communications to or from the Shareholders’ Representative will constitute notice to or from each Company Shareholder.

(e) The Shareholders’ Representative may resign at any time, and may appoint a new Shareholders’ Representative to act in his or her stead, and may be removed for any reason or no reason by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof; provided, however, in no event shall the Shareholders’ Representative be removed without the Company Shareholders holding a majority of the Company Ordinary Shares having first appointed a new Shareholders’ Representative who shall assume such duties immediately upon the removal of the Shareholders’ Representative. In the event of the death, incapacity, or removal of the Shareholders’ Representative, a new Shareholders’ Representative shall be appointed by the vote or written consent of the Company Shareholders holding a majority of the Company Ordinary Shares as of the date hereof and a copy of the written consent or minutes appointing such new Shareholders’ Representative shall be sent to SPAC, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by SPAC; provided that until such notice is received, SPAC and the Company shall be entitled to rely on the decisions and actions of the prior Shareholders’ Representative as described in this Section 12.11.

(f) The Shareholders’ Representative shall hold and be entitled to use the Shareholders’ Representative Fund, defined below, for the purposes of paying for, or reimbursing the Shareholders’ Representative for, any and all costs and expenses (including counsel and legal fees and expenses) incurred by the Shareholders’ Representative in connection with the protection, defense, enforcement or other exercise or fulfillment of any rights or obligations under this Agreement (collectively, the “Shareholders’ Representative Expenses”). The Shareholders’ Representative shall hold the Shareholders’ Representative Fund in a segregated bank account and shall not comingle it with any other funds (the “Representative Fund”). At such time as the Shareholders’ Representative deems appropriate, the Shareholders’ Representative shall distribute to the Company Shareholders (in accordance with their respective Pro Rata Portion) the remaining Shareholders’ Representative Fund. The Shareholders’ Representative will be promptly reimbursed by the Company Shareholders (based on their respective Pro Rata Portion) for Shareholders’ Representative Expenses not covered by the Shareholders’ Representative Fund upon demand.

(g) The Company Shareholders, severally and not jointly (based on their Pro Rata Portion), agree to indemnify and hold harmless the Shareholders’ Representative (in his or her capacity as such) for and from any Loss or Liability he or she may incur or be subject to as a result of his duties hereunder or any of his actions or inactions as such, except as may result from the Shareholders’ Representative’s actions that would constitute fraud or willful misconduct.

(h) The Shareholders’ Representative shall have no duties or responsibilities except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Company Shareholder shall otherwise exist against the Shareholders’ Representative. The Shareholders’ Representative shall not be liable to any Company Shareholder relating to the performance of the Shareholders’ Representative’s duties or exercise of any rights under this Agreement for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be indemnified and held harmless by the Company Shareholders against all losses, including costs of defense, paid or incurred in connection with any action, suit, proceeding or claim to which the Shareholders’ Representative is made a party by reason of the fact that the Shareholders’ Representative was acting as the Shareholders’ Representative pursuant to this Agreement; provided, however, that the Shareholders’ Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction by clear and convincing evidence that the actions taken or not taken by the Shareholders’ Representative constituted actual fraud or were taken or not taken in bad faith. The Shareholders’ Representative shall be protected in acting upon any notice, statement or certificate believed by the Shareholders’ Representative to be genuine and to have been furnished by the appropriate Person and in acting or refusing to act in good faith on any matter. The Shareholders’ Representative, solely in his capacity as such, shall not be liable to SPAC or any Affiliate of SPAC by reason of this Agreement or the performance of the Shareholders’ Representative’s duties hereunder or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement.

Section 12.12 No Recourse. Notwithstanding anything to the contrary contained herein, each Company Shareholder and the Company acknowledge and agree, both for themselves and their respective Shareholders and Affiliates, that no recourse under, based upon, arising out of or relating to this Agreement or any documents or agreements referenced herein may be had by any of them against any Affiliate of SPAC not a party to such document or agreement, any other Person or any such Affiliate’s or other Person’s respective direct or indirect former, current or future, Affiliates, general or limited partners, Shareholders, controlling persons, equityholders, managers, managing companies, members, directors, officers, employees, agents, Representatives, advisers, successors or assigns, actual or prospective financing sources or arrangers, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.

Section 12.13 Company Disclosure Schedule.

(a) The “Company Disclosure Schedule” means the disclosure schedules delivered by the Company to SPAC and accepted by SPAC on the date hereof in connection with the execution and delivery of this Agreement (and as the same may be modified from time to time in accordance with the terms hereof).

(b) It is specifically acknowledged that the Company Disclosure Schedule may expressly provide exceptions to a particular Section of ARTICLE V notwithstanding that the Section does not state “except as set forth in Section ‘__’ of the Company Disclosure Schedule” or words of similar effect.

(c) Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to vary the definition of “Company Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business.

(d) Each Section of the Company Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of any party, except as and to the extent provided in this Agreement. Certain matters set forth in the Company Disclosure Schedule are included for informational purposes only notwithstanding that, because they do not rise above applicable materiality thresholds or otherwise, they may not be required by the terms of this Agreement to be set forth herein. All attachments to the Company Disclosure Schedule are incorporated by reference into the Section of the Company Disclosure Schedule in which they are referenced.

Section 12.14 No Rescission. Following the Closing, no party shall be entitled to rescind the transactions contemplated hereby by virtue of any failure of any party’s representations and warranties herein to have been true or any failure by any party to perform its obligations hereunder.

Section 12.15 Trust Account Waiver. Reference is made to the SPAC Prospectus. Each Company Party acknowledges and agrees and understands that SPAC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from a private placement occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Stockholders”), and SPAC may disburse monies from the Trust Account only in the express circumstances described in the SPAC Prospectus. For and in consideration of SPAC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company Party hereby agrees on behalf of itself and its representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company Parties nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and, the Company Parties or any of their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each Company Party, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SPAC or its Affiliates). For the avoidance of doubt, (a) nothing in this Section 12.15 shall serve to limit or prohibit any Company Party’s right to pursue a claim (including for fraud) against SPAC for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the consummation of the Transaction (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to any exercise of the SPAC Shareholder Redemption Right by any SPAC Shareholder) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) and (b) nothing in this Section 12.15 shall serve to limit or prohibit any claims that a Company Party may have in the future against SPAC’s (or its successors’) assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, in each case following Closing). This Section 12.15 shall survive the termination of this Agreement for any reason.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DT CLOUD ACQUISITION CORPORATION

By:	/s/ Shaoke Li
Name:	Shaoke Li
Title:	Chief Executive Officer

MAIUS PHARMACEUTICAL CO. LTD.

By:	/s/ Xingwei Xue
Name:	Xingwei Xue
Title:	Director

XXW Investment Limited

By:	/s/ Xingwei Xue
Name:	Xingwei Xue
Title	Director

Maius Pharmaceutical Group Co., Ltd.

By:	/s/ Mingfeng Shi
Name:	Mingfeng Shi
Title	Director

Chelsea Merger Sub 1 Limited

By:	/s/ Mingfeng Shi
Name:	Mingfeng Shi
Title	Director

Chelsea Merger Sub 2 Limited

By:	/s/ Mingfeng Shi
Name:	Mingfeng Shi
Title	Director

EXHIBIT A

Form of Lock-Up Agreement

EXHIBIT B

Form of Key Company Shareholder Support Agreement

EXHIBIT C

Form of Sponsor Support and Lock-up Agreement

SCHEDULE I

Key Company Shareholders

SCHEDULE II

Company Disclosure Schedules

SCHEDULE III

SPAC Disclosure Schedules